SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schnitzer Steel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCHNITZER STEEL INDUSTRIES, INC.

December 17, 2008

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday, January 28, 2009 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting appears on the following pages and describes the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of business on December 4, 2008 are entitled to vote at the Annual Meeting or any adjournment of the meeting.

Again this year, the Company will utilize the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe allows the Company to provide shareholders with the information they need while lowering the costs of delivery of the proxy statement and reducing the environmental impact of the Annual Meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement. Please be sure to vote as soon as possible.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

SCHNITZER STEEL INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 28, 2009

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 28, 2009 at 8 A.M., local time, for the following purposes:

(1)	To elect one director to serve until the 2011 Annual Meeting of Shareholders and four directors to serve until the 2012 Annual Meeting of Shareholders, and until their successors have been elected and qualified, as listed in the accompanying proxy statement;

(2)	To approve a proposed amendment to the 1993 Stock Incentive Plan; and

(3)	To transact such other business (which does not include nominations of directors) as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on December 4, 2008 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

Portland, Oregon

December 17, 2008

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 17, 2008. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 17, 2008.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

The Company is providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 28, 2009. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy through the Internet.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may now furnish proxy materials to our shareholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the five nominated directors listed and the proposed amendment to the Company’s 1993 Stock Incentive Plan described in this proxy statement.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board and FOR the proposed amendment to the 1993 Stock Incentive Plan.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on December 4, 2008 will be entitled to vote at the Annual Meeting.

Am I a shareholder of record?

If at the close of business on December 4, 2008 your shares were registered directly in your name with our transfer agent then you are a shareholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on December 4, 2008 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, over the telephone, or on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Company shares, how do I cast my vote?

If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all five nominees for director and “For” the proposed amendment to the 1993 Stock Incentive Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	If you received a printed copy of these proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Company shares and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting is December 4, 2008. At the close of business on December 4, 2008, 21,744,716 shares of Class A Common Stock (Class A), par value $1.00 per share, and 6,344,569 shares of Class B Common Stock (Class B), par value $1.00 per share, of the Company (collectively, the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the Annual Meeting. If on the date of the Annual Meeting, the outstanding shares of Class B Common Stock represent less than 20% of the total outstanding shares of Common Stock, each share of Class B Common Stock will have only one vote at the Annual Meeting. As of December 4, 2008, Class B Common Stock represented 23 % of the outstanding Common Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 30, 2008 (unless otherwise noted in the footnotes to the table), by (i) persons known to the Company to be the beneficial owner of more than 5% of either class of the Company’s Common Stock, (ii) each of the Company’s current directors, (iii) each executive officer of the Company listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047.

Name of Beneficial Owner or Number of Persons in Group	Class A Shares Beneficially Owned(1)			Class B Shares Beneficially Owned(1)
	Number		Percent	Number	Percent
Schnitzer Steel Industries, Inc. Voting Trust (Schnitzer Trust)	—			5,514,004	86.9%
Marilyn S. Easly(2)	10,000		*	390,299	6.2%
Carol S. Lewis(2)	4,500		*	485,519	7.7%
Scott Lewis(2)	82,445	(4)	*	14,524	*
MANUEL SCHNITZER FAMILY GROUP, Carol S. Lewis, Trustee(3)	—			1,211,142	19.1%
Dori Schnitzer(2)	9,000		*	890,298	14.0%
Susan Schnitzer(2)	—			620,178	9.8%
Jean S. Reynolds(2)	11,800	(4)	*	390,279	6.2%
MORRIS SCHNITZER FAMILY GROUP, Dori Schnitzer, Trustee(3)	—			1,802,175	28.4%
Kenneth M. and Deborah S. Novack(2)	27,550	(5)	*	329,284	5.2%
Gary Schnitzer and Sandra Wilder(2)	114,200	(6)	*	25,333	*
GILBERT SCHNITZER FAMILY GROUP, Gary Schnitzer, Trustee(3)	—			409,850	6.5%
Robert W. and Rita S. Philip(2)	—		*	371,961	5.9%
Dina S. Meier(2)	—			354,700	5.6%
Jill Schnitzer Edelson(2)	300	(7)	*	359,503	5.7%
Mardi S. Schnitzer(2)	1,800		*	367,181	5.8%
LEONARD SCHNITZER FAMILY GROUP, Rita S. Philip, Trustee(3)	—			2,090,837	33.0%
Royce & Associates LLC	4,223,640	(8)	19.6%
M&G Investment Management Ltd.	2,650,000	(9)	12.3%
Bank of America Corporation	2,387,987	(10)	11.1%
Robert S. Ball	21,300	(11)	*

Name of Beneficial Owner or Number of Persons in Group	Class A Shares Beneficially Owned(1)			Class B Shares Beneficially Owned(1)
	Number		Percent	Number	Percent
William A. Furman	11,979	(4)	*
Judith A. Johansen	—	(7)
William D. Larsson	—	(7)
Ralph R. Shaw	18,300	(4)	*
John D. Carter	93,837	(12)	*
Tamara L. Lundgren	33,399	(13)	*
Richard D. Peach	188		*
Donald W. Hamaker	19,836	(14)	*
Gregory J. Witherspoon	7,869	(15)	*
All current directors and executive officers as a group (20 persons)(2)	469,996	(16)	2.2%	1,118,923	17.6%

*	Less than 1%

(1)	Includes, in all cases, shares held by either spouse, either directly or as trustee or custodian or through another family entity. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares. Shares held in a trust which has more than one trustee are reported for only one trustee as beneficial owner, generally the trustee who is either the beneficiary, or a parent of the beneficiary, of the trust.

(2)	Except as described below, Class B shares owned by these shareholders are subject to the Schnitzer Trust and represented by voting trust certificates beneficially owned by the shareholders. Class B shares beneficially owned that are not subject to the Schnitzer Trust are as follows:

Marilyn S. Easly	53,465
Carol S. Lewis	30,000
Dori Schnitzer	112,500
Susan Schnitzer	112,500
Jean S. Reynolds	75,000
Jill Schnitzer Edelson	45,000
Mardi S. Schnitzer	45,000
Dina S. Meier	45,000

(3)	Class B shares shown in the table as owned by a family group represent the total number of shares subject to the Schnitzer Trust owned by members of the family group. The trustee for each family group has certain voting powers with respect to the family group’s shares as described below under “Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement.”

(4)	Includes 6,300 shares subject to options exercisable prior to November 29, 2008. Excludes 5,594 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(5)	Includes 27,550 shares subject to options exercisable prior to November 29, 2008. Excludes 8,391 shares covered by DSUs or credited to an account under the Director DCP.

(6)	Includes 109,862 shares subject to options exercisable prior to November 29, 2008.

(7)	Excludes 5,594 shares covered by DSUs or credited to an account under the Director DCP.

(8)	Beneficial ownership as of September 30, 2008 as reported by Royce & Associates, LLC, 1414 Avenue of the Americas, 9th Floor, New York, NY 10019-2578, in a Form 13F filed by the shareholder.

(9)

Consists of 1,550,000 shares owned by Vanguard Precious Metals & Mining Fund as of July 31, 2008 as reported in its semiannual report as of that date, and 1,100,000 shares owned by M&G Investment Funds 1 as of May 7, 2008 as reported in a Schedule 13G filed by the shareholder. M&G Investment Management

Ltd., Laurence Pountney Hill, London, England EC4R OHH is the investment advisor to both Vanguard Precious Metals & Mining Fund and M&G Investment Funds 1.

(10)	Beneficial ownership as of September 30, 2008 as reported by Bank of America Corporation, 100 North Tryon Street, Charlotte, NC 28255, in a Form 13F filed by the shareholder.

(11)	Includes 6,300 shares subject to options exercisable prior to November 29, 2008. Excludes 7,879 shares covered by DSUs or credited to an account under the Director DCP.

(12)	Includes 75,812 shares subject to options exercisable prior to November 29, 2008.

(13)	Includes 19,096 shares subject to options exercisable prior to November 29, 2008

(14)	Includes 8,808 shares subject to options exercisable prior to November 29, 2008.

(15)	Includes 5,166 shares subject to options exercisable prior to November 29, 2008.

(16)	Includes 300,214 shares subject to options exercisable prior to November 29, 2008.

Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

Voting Trust Provisions.    Pursuant to the terms of the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of over 80% of the outstanding shares of Class B Common Stock have made their shares subject to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group. Any action by the trustees requires the approval of the trustees with votes equal to at least 52.5% of the total number of shares subject to the Schnitzer Trust. Before voting with respect to the following actions, each trustee is required to obtain the approval of holders of a majority of the voting trust certificates held by his or her family group: (a) any merger or consolidation of the Company with any other corporation, (b) the sale of all or substantially all the Company’s assets or any other sale of assets requiring approval of the Company’s shareholders, (c) any reorganization of the Company requiring approval of the Company’s shareholders, (d) any partial liquidation or dissolution requiring approval of the Company’s shareholders, and (e) dissolution of the Company. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

Provisions Restricting Transfer.    The trustees are prohibited from selling or encumbering any shares held in the Schnitzer Trust. The Schnitzer Trust Agreement contains transfer restrictions binding on both holders of voting trust certificates and holders of shares of Class B Common Stock distributed from the Schnitzer Trust, unless such restrictions are waived by the trustees. The Schnitzer Trust Agreement prohibits shareholders who are subject thereto from selling or otherwise transferring their voting trust certificates or their shares of Class B Common Stock except to other persons in their family group or to entities controlled by such persons. Such transfers are also restricted by the Company’s Restated Articles of Incorporation. A holder of voting trust certificates is permitted to sell or make a charitable gift of the shares of Class B Common Stock represented by his or her certificates by first directing the trustees to convert the shares into Class A Common Stock, which will then be distributed to the holder free from restrictions under the agreement. Similarly, a holder of Class B Common Stock subject to the transfer restrictions is permitted to sell or make a charitable gift of the holder’s Class B Common Stock by first converting the shares into Class A Common Stock, which will then be free from restrictions under the agreement. However, before causing any shares to be converted for sale, a holder must offer the shares (or the voting trust certificates representing the shares) to the other voting trust certificate holders who may purchase the shares at the current market price for the Class A Common Stock or exchange shares of Class A Common Stock owned by them for the Class B Common Stock proposed to be converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2008 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: (a) Company employees: John Carter — two late reports with two late transactions; Jeffery Dyck — one late report with one late transaction; Donald Hamaker — two late reports with two late transactions; Richard Josephson — one late report with one late transaction; Thomas Klauer — one late report with one late transaction; Tamara Lundgren — two late reports with two late transactions; Richard Peach — one late report with one late transaction; Gary Schnitzer — one late report with one late transaction; and Gregory Schnitzer — one late report with two late transaction (the Company has revised the process which led to the late filings), and (b) other persons: Danielle Nye — two late reports with 11 late transactions; Jean Reynolds — one late report with five late transactions; Samantha Davis — one late report with one late transaction; Kathleen Lewis — one late report with one late transaction; Larry Lewis — one late report with 40 late transactions; and Marilyn Easly — one late report with one late transaction.

CERTAIN TRANSACTIONS

The Company’s Articles of Incorporation and Bylaws obligate the Company to indemnify current or former directors and officers to the fullest extent not prohibited by law, and further obligate the Company to advance expenses incurred in defending any pending or threatened proceeding to any such person in advance of a final disposition of such matters, but only if the involved officer or director affirms a good faith belief of entitlement to indemnification and undertakes to repay such expenses if it is ultimately determined by a court that the person is not entitled to be indemnified. In connection with the continuing investigations by the staff of the SEC and the U.S. Department of Justice (“DOJ”) of certain former employees of the Company related to the Company’s past practice of making improper payments to purchasing managers of customers in Asia, Robert W. Philip, the Company’s former Chairman, President and Chief Executive Officer, and Gary Schnitzer, Executive Vice President of the Company, have requested advancement of expenses and have provided the required undertaking. During fiscal 2008, the Company advanced a total of $618,786 to Mr. Philip and $901 to Mr. Schnitzer for legal expenses in connection with the investigation. To date, the Company has advanced a total of $1,886,799 to Mr. Philip and $155,542 to Mr. Schnitzer for legal expenses incurred in connection with the investigation.

Thomas D. Klauer, Jr., President of the Company’s Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership with the Company. This partnership operates four self-service stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $2,219,563 in fiscal 2008. Mr. Klauer also owns the property at one of these stores which is leased to the partnership under a lease providing for annual rent of $233,000 subject to annual adjustments based on the Consumer Price Index, and a term expiring in December 2010. The partnership has the option to renew the lease, upon its expiration, for a five-year period. In addition, during fiscal 2008, the Company loaned this partnership $4,652,973 million to fund the exercise of an option to purchase property occupied by the partnership. The loan bears interest at 5% per annum, and the partnership is prohibited from making distributions to its partners until the loan is repaid. Interest payments of $7,011 and principal payments of $1,206,839 were paid on this loan in fiscal 2008, and the principal balance was $3,446,134 at August 31, 2008.

Robert Ball, a director of the Company, is the Chairman of the Board of EC Company and a 33% shareholder of BSR Holding Company, of which EC is a wholly-owned subsidiary. During fiscal 2008, the Company engaged in a series of transactions with EC Company (“EC”), an electrical contractor, in which EC provided goods or services to the Company’s Portland-based operations. Total charges by EC to the Company in fiscal 2008 were $142,797.

William Furman, a director of the Company, is the Chairman and Chief Executive Officer of The Greenbrier Companies (with its subsidiaries, “Greenbrier”). During fiscal 2008, the Company engaged in a series of transactions with Greenbrier in which the Company sold goods to Greenbrier in the amount of $804,630.

The Company is controlled by members of the Schnitzer family. Gregory Schnitzer and Joshua Philip, each a member of the Schnitzer family, are employed by the Company. In fiscal 2008 Mr. Schnitzer received total compensation of $213,299 and Mr. Philip received total compensation of $135,066.

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the foregoing transactions.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided into three classes pursuant to the Company’s 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2010 annual meeting; the term of Class II directors expires at the 2011 annual meeting; and the term of Class III directors expires at the 2009 annual meeting. In all cases, the terms of the directors will continue until their respective successors are duly elected and qualified.

Action will be taken at the 2009 annual meeting to elect one Class II director to serve until the 2011 annual meeting of shareholders and four Class III directors to serve until the 2012 annual meeting of shareholders. The nominees for election are Tamara L. Lundgren as a Class II director and Robert S. Ball, John D. Carter, Kenneth M. Novack, and Jean S. Reynolds as Class III directors. Ms. Lundgren was elected a Class II director effective December 1, 2008 in connection with her promotion to President and Chief Executive Officer, and now must be re-elected by the shareholders to serve the remaining two years of the Class II term. The Board has determined that Mr. Ball qualifies as an independent director under the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of each of the five nominees. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the nominees, as well as the Class I and Class II directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience	Age as of January 28, 2009
Class III Directors Nominees

Robert S. Ball 1993	Director of the Company since September 1993. From 1982 to 2005, Mr. Ball was a partner in the Portland, Oregon law firm Ball Janik LLP. In July 2005, he became Senior Counsel to Ball Janik LLP. He is now retired from the practice of law. Mr. Ball is Chairman of EC Company.	67

John D. Carter 2005	Director of the Company since May 2005 and Chairman of the Board since December 2008. Mr. Carter was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive.	62

Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman of the Board from May 2005 until December 2008. Mr. Novack was Chief Executive Officer of SIC from January 2002 until January 2006, Chairman of the Board of SIC from 2004 to 2006, and President from 1991 until 2002. Mr. Novack served as Chairman of the Board of Liberty Shipping Group from 1991 until 2006 and Chairman of the Board of Lasco Shipping Co. from 2000 to 2003. He is a director of Genesis Financial Solutions, Inc.	63

Jean S. Reynolds 1993	Director of the Company since September 1993. Ms. Reynolds was previously a marketing and efficiency consultant.	60

Class I Directors

William A. Furman 1993	Director of the Company since September 1993. Mr. Furman is chairman of the Company’s Nominating and Corporate Governance Committee. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies of Portland, Oregon, a publicly held company engaged in manufacturing, marketing and leasing railcars and other equipment.	64

Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is a graduate of Stanford Law School and the founder and principal of Brightworks, a leading provider of organizational sustainability consulting and green building advisory services.	49

Name, Year First Became Director and Director Class	Business Experience	Age as of January 28, 2009
William D. Larsson 2006	Director of the Company since March 2006. Mr. Larsson was named Lead Director effective December 1, 2008. Mr. Larsson is chairman of the Company’s Audit Committee. From 2000 to August 2008, Mr. Larsson was Senior Vice President and Chief Financial Officer of Precision Castparts Corp. of Portland, Oregon. Mr. Larsson joined Precision Castparts in 1980 as Vice President of Finance and became Vice President and Chief Financial Officer in 1993. Prior to that time he held various financial management positions with the Whiting Corporation, Wheelhorse Products Inc., and Ford Motor Company.	63

Class II Director Nominee

Tamara L. Lundgren 2008	President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and became Executive Vice President, Strategy and Investments and President – Shared Services in April 2006. Ms. Lundgren had served as Executive Vice President and Chief Operating Officer of the Company since November 2006. Prior to joining the Company, Ms. Lundgren was an investment banker, most recently a managing director of JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C.	51

Class II Directors

Jill Schnitzer Edelson 2005	Director of the Company since July 2005. Ms. Edelson was a business development manager for Sarcos, Inc. from 1990 to 1992 and a consultant with Booz, Allen & Hamilton from 1985 to 1987.	45

Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen is chairman of the Company’s Compensation Committee. She is President of Marylhurst University in Portland, a position she assumed in July 2008. Ms. Johansen was previously employed by PacifiCorp, an electric utility, as Executive Vice President of Regulation and External Affairs from December 2000 to December 2001 and was President and Chief Executive Officer from December 2001 through March 2006. She was an Executive Director of ScottishPower plc until March 2006. Ms. Johansen is a director of Cascade BanCorp, IDACORP and Idaho Power, and Kaiser Permanente Foundation Hospitals and Health Plan.	50

Ralph R. Shaw 1993	Director of the Company since September 1993. Mr. Shaw is President of Shaw Management Company, Inc., a financial services firm. He is a director of Rentrak Corporation and the Tax-Free Trust of Oregon.	70

Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are all members of the Schnitzer family. Ms. Edelson and Ms. Reynolds are first cousins; Mr. Lewis is the son of a first cousin of Ms. Edelson and Ms. Reynolds; and Mr. Novack is married to a first cousin of Ms. Edelson and Ms. Reynolds.

Corporate Governance

The Board of Directors has determined that Robert Ball, William Furman, Judith Johansen, William Larsson and Ralph Shaw are “independent directors” as defined by the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements and has not determined that any other current director qualifies as an independent director. The Board of Directors determined that Mark Palmquist was an “independent director” until his resignation on October 22, 2008. Accordingly, until Mr. Palmquist’s resignation, a majority of the directors had been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

On October 30, 2008 the Company received a Staff Deficiency Letter from NASDAQ because the Company is not in compliance with NASDAQ Marketplace Rule 4350(c)(1), which requires that a majority of the board of directors of a listed company must be comprised of independent directors. The non-compliance with NASDAQ Marketplace Rule 4350(c)(1) resulted from the resignation of Mark Palmquist. Consistent with NASDAQ Marketplace Rule 4350(c)(1), NASDAQ has provided the Company a cure period until April 20, 2009 (assuming the Company’s annual meeting of shareholders is held on January 28, 2009, as scheduled) in order to regain compliance. With the election of Tamara Lundgren as a director effective December 1, 2008, the Board of Directors currently consists of five independent directors and six directors who have not been determined to be independent. Accordingly, to achieve a majority of independent directors, the Company intends to increase the number of directors to 13 and recruit two additional independent directors no later than April 20, 2009. The Board has engaged a professional recruiting firm to assist it in the search for two additional independent directors. The recruiting firm has identified a number of candidates whose names have been submitted to the Board’s Nominating and Corporate Governance Committee.

The Company’s Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors, copies of which are posted on the Company’s website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on the Company’s website.

The independent directors serve on the following committees:

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Ball	X		X
Mr. Furman		X	X (Chair)
Ms. Johansen	X	X (Chair)
Mr. Larsson	X (Chair)
Mr. Shaw	X	X	X

During fiscal 2008, the Board of Directors held seven meetings, the Audit Committee held ten meetings, the Compensation Committee held 11 meetings, and the Nominating and Corporate Governance Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors then in office attended the 2008 Annual Meeting.

The principal functions of the Audit Committee are to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements; to appoint, approve the compensation of, and oversee the independent auditors; to review and approve all audit and non-audit services performed by the independent auditors; to discuss the results of the audit with the independent auditors; and to review management’s assessment of the Company’s internal controls over financial reporting. The Board of Directors has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under NASDAQ rules, and has determined that each of Mr. Shaw and Mr. Larsson is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Compensation Committee administers the Company’s 1993 Stock Incentive Plan (“SIP”) and other compensation programs and determines the compensation for directors and executive officers of the Company. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis” (see page 15, intra).

The Nominating and Corporate Governance Committee identifies, selects and recommends individuals qualified to become directors and develops and recommends corporate governance guidelines. The Nominating and Corporate Governance Committee’s charter provides that for so long as the Schnitzer Trust holds shares with a majority of the votes in the election of directors, the Committee will recommend for nomination as directors four qualified Schnitzer family representatives requested by the trustees of the Schnitzer Trust. Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are the Schnitzer family representatives. The Committee will otherwise identify potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. In assessing potential candidates, the Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines and considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of the Company’s industry or other industries relevant to the Company’s business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Nominating and Corporate Governance Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors. The Nominating and Corporate Governance Committee also annually conducts a Board and director self-evaluation and reviews and shares the results with the Board.

Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Director Compensation

The following table sets forth certain information concerning compensation paid to non-employee directors during the fiscal year ended August 31, 2008.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Robert Ball	62,490		102,884	22,673	188,047
Jill Schnitzer Edelson	50,490		102,884	—	153,375
William A. Furman	69,890	(6)	102,884	22,673	195,441
Judith A. Johansen	70,890		102,884	—	173,775
William D. Larsson	65,589	(4)	102,884	—	168,470
Scott Lewis	50,490		102,884	22,673	176,047
Kenneth M. Novack	74,757		154,327	22,673	251,756
Mark L. Palmquist	72,789	(5)	102,884	—	175,669
Jean S. Reynolds	50,490		102,884	22,673	176,047
Ralph R. Shaw	72,090		102,884	22,673	197,647

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors.

(2)	Represents the amount of compensation expense recognized under FAS 123(R) in fiscal 2008 with respect to deferred stock units (“DSUs”) granted in fiscal 2008 and the prior year. Compensation expense for DSUs is equal to the grant date fair value of the award, which is the value of the underlying shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period. On January 30, 2008, the date of the Company’s 2008 Annual Meeting, each director was automatically granted DSUs for 1,563 shares (2,344 shares for Mr. Novack). The grant date fair value of this DSU grant to each director was $87,500 ($131,250 for Mr. Novack), or $56.00 per share, which was equal to the closing market price of the Company’s Class A Common Stock on the grant date. On April 29, 2008, the Compensation Committee revised the compensation structure for its non-employee directors, including the amount of the annual DSU awards to be granted to each director. In connection with the adoption of the revised compensation structure, each director was granted DSUs for 376 shares (564 shares for Mr. Novack). The grant date fair value of this DSU grant to each director was $32,500 ($48,750 for Mr. Novack), or $86.40 per share, which was equal to the closing market price of the Company’s Class A Common Stock on the grant date. These grants vest on January 28, 2009 (immediately before the 2009 annual meeting), subject to continued Board service. The DSUs become fully vested on the death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company plans to issue Class A Common Stock to a director pursuant to vested DSUs in a lump sum in January after the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors. At August 31, 2008 each director held unvested DSUs for 1,939 shares (2,908 shares for Mr. Novack).

(3)	Represents the amount of compensation expense recognized under FAS 123(R) in fiscal 2008 with respect to options granted in fiscal 2005 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123(R) are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. At August 31, 2008, directors held outstanding options to purchase the following number of shares of Class A Common Stock: 9,000 each by Messrs. Ball, Furman, Lewis and Shaw and Ms. Reynolds and 30,250 by Mr. Novack.

(4)	Includes Audit Committee Chair Retainer.

(5)	Includes Compensation Committee Chair Retainer.

(6)	Includes Nominating and Corporate Governance Committee Chair Retainer.

Prior to April 30, 2008, the annual fee for non-employee directors was $35,000 ($52,500 for Mr. Novack as Chairman of the Board), the chair of each of the committees received a $5,000 annual retainer and directors received a per meeting fee of $1,200 for attending meetings of the Board and committees of which they were a member.

The Compensation Committee directed its independent consultant, Pearl Meyer & Partners (“PM&P”), to prepare a comparative study of director compensation in April 2008, and the report compared compensation with the peer group of companies used by PM&P for assessing executive compensation (see page 16, intra), as well as general trends in board compensation relating to increased workload and responsibilities of directors. Based on the input from the compensation consultants, to ensure that the Company can recruit and retain directors by compensating them at competitive market levels, effective April 30, 2008, the annual fee for non-employee directors was increased to $70,000 ($105,000 for Mr. Novack as Chairman of the Board) and fees for attendance at Board and committee meetings were eliminated. In addition, the annual cash retainer for the Chairs of the Audit and Compensation Committees was increased from $5,000 to $10,000.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A Common Stock at a future date. Beginning with the grants to be made at the 2009 annual meeting of shareholders, each non-employee director will receive DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A Common Stock on the grant date.

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A Common Stock. The cash account is credited with quarterly interest equal to the average interest rate paid by the Company under its senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

The Company has entered into indemnity agreements with each director pursuant to which the Company agrees to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director or officer of the Company, as provided in the agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to the officers identified in the Summary Compensation Table who are considered to be “named executive officers” during last fiscal year. Named executive officers consist of any individual who served as the Company’s Chief Executive Officer during fiscal 2008, any individual who served as the Company’s Chief Financial Officer during fiscal 2008, and the three other executive officers who received the highest amount of total compensation in fiscal 2008. For purposes of this section, “named executive officers” refers to: John D. Carter, President and Chief Executive Officer (Chairman of the Board effective December 1, 2008); Richard D. Peach, Senior Vice President and Chief Financial Officer; Gregory J. Witherspoon, Vice President and former Chief Financial Officer; Tamara L. Lundgren, Executive Vice President and Chief Operating Officer (President and Chief Executive Officer effective December 1, 2008); Donald W. Hamaker, Senior Vice President and President, Metals Recycling Business; and Gary A. Schnitzer, Executive Vice President.

Overview

The Compensation Committee (the “Committee”) of the Board is responsible for:

•	Developing and making recommendations to the Board with respect to the Company’s compensation policies and programs;

•

Determining the levels of all compensation to be paid to our Chief Executive Officer (the “CEO”) and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering the Company’s 1993 Stock Incentive Plan.

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of three directors, each of whom has been determined by the Board to be independent under the Company’s Corporate Governance guidelines and applicable SEC and NASDAQ rules. Currently, the members of the Committee are William A. Furman, Judith A. Johansen and Ralph R. Shaw. The Committee operates pursuant to a written charter (available on the Company’s website at http://media.corporate-ir.net/media_ files/irol/87/87090/CompCommitteeCharter.pdf) which the Committee reviews on an annual basis and is approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.

Compensation Philosophy

The objective of our executive compensation program is to ensure that we attract, retain, and motivate qualified executive officers to perform in the best long-term interests of the Company and its shareholders. More specifically, the underpinning of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executive officers;

•	Be competitive in the market for talent; and

•	Motivate high levels of performance.

Our compensation program emphasizes delivering compensation at a competitive market level which will allow us to reward superior performance with appropriately superior compensation, and allow executive officers who demonstrate consistent performance over a multi-year period to earn compensation above the executive’s annual target when the Company achieves above-targeted long-term performance and, conversely, to provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for each of our business units, but to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the individual’s contribution to the organization, experience and expertise, unique skills and other relevant factors.

The Executive Compensation Process

Use of Compensation Consultants.    The Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer & Partners (“PM&P”) as its compensation consultant for fiscal 2008. In fiscal 2008, PM&P performed, among others, the following services for the Committee:

•	Attended Committee meetings in person or by telephone;

•	Previewed management’s proposed fiscal 2008 annual incentive programs and provided comments for the Committee’s consideration;

•	Provided market information on pay levels, practices and plan design for selected executive positions;

•	Reviewed the proposed base salary increase and long-term incentive award for the CEO and COO and the other executive officers against the competitive market;

•	Reviewed contractual arrangements related to potential severance and change in control payments for selected senior executive officers; and

•	Developed a peer group for executive compensation and dilution purposes for the Committee’s consideration.

PM&P did not perform any services for management in fiscal 2008.

The Company retains Towers Perrin as its separate compensation consultant to advise management and provide input to the Committee. During fiscal 2008, Towers Perrin assisted management with the following matters:

•	Reviewed proposed change-in-control (“CIC”) arrangements for senior management, including 280G calculations;

•	Reviewed current CIC arrangements for the top two executive officers and proposed changes;

•	Prepared CIC termination calculations for the proxy statement for the 2008 Annual Meeting;

•	Provided merit and structure adjustment forecasts for exempt and executive employee populations;

•	Reviewed proposed base pay adjustments for executive officers;

•	Reviewed proposed equity grants for eligible participants;

•	Created executive tally sheets for the April 2008 Committee meeting; and

•	Reviewed proposed share ownership guidelines.

The Committee’s and management’s consultants provide information and data to the Committee from their surveys, proprietary data bases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on the Company’s annual compensation schedule. In making its compensation decisions, the Committee reviews tally sheets that summarize all components of compensation and benefits payable to each named executive officer, including realized compensation and benefits and potential compensation and benefits that might be realized under various scenarios.

CEO’s Role in the Compensation-Setting Process.    The CEO, with the assistance of Towers Perrin, analyzes survey data and makes recommendations to the Committee regarding compensation for the executive officers. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. With respect to CEO compensation, the CEO responds to requests from the Committee. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation.    The Committee annually evaluates the performance of the executive officers and, in executive session with respect to the CEO, determines their annual incentive bonuses for the prior fiscal year, establishes their performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves Long-Term Incentive Plan (“LTIP”) grants.

Performance Objectives.    The Committee established performance objectives for fiscal 2008 based, in part, on an active dialogue with the CEO and the COO regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Benchmarking.    The Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, although the Committee believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that the Company’s compensation practices must be competitive in the marketplace, and benchmarking provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous review and weighing of the competitive information with other Company and individual performance factors in making its compensation determinations.

The Company has no direct market peers. Accordingly, determining market comparisons and establishing performance targets requires review of companies in the steel, metals recycling, and auto parts businesses, as well as broader industrial and financial markets from which the Company attracts executive talent. In addition, the Company seeks specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both management’s and the Committee’s compensation consultants, are utilized. The Committee considers competitive practices in its decision-making, but also places significant emphasis on the Company’s specific strategy, financial situation, and performance in the ultimate compensation decisions. The analysis does not focus solely on a specific peer group and includes companies from the broader national and international business sector. While total compensation is periodically compared to the competitive market, in setting base compensation the Committee does not target a specific level (such as median) but rather reviews competitive information to determine the general level of reasonableness. The Committee generally reviews compensation levels of executive officers within the group of companies identified by PM&P to determine whether the Company’s executive officers are competitively compensated without engaging in any formal benchmarking process or targeting a specific percentage of the peer group for total compensation of the executive officers. Although this competitive information is a useful reference, the Committee makes decisions regarding compensation for the executive officers based largely on the Company’s strategy, financial situation and performance.

For fiscal 2008, the Committee reviewed data and analysis provided by both Towers Perrin and PM&P. Towers Perrin provided data from Mercer’s 2007 and 2008 US Benchmark Database Executive Surveys and Towers Perrin’s 2007 Long-Term Incentive Plan Report to provide competitive market information for executive officer positions. The Committee relied on PM&P’s direct proxy analysis of the following companies to evaluate compensation levels for the Company’s executive officers: AK Steel Holding Corp., Allegheny Technologies Inc., Carpenter Technology Corp., Century Aluminum Co., Commercial Metals, LKQ Corp., Nucor Corp., Quanex Corp, Reliance Steel & Aluminum Co., Sims Metal Management Ltd., Steel Dynamics Inc., and Worthington Industries. Because, as noted above, the Company has no direct market peers, companies were selected from among its direct competitors and other similar companies in each of its business segments in forming the peer group.

Elements of Compensation

The Company’s compensation program consists of the following:

•	Base Salary

•	Annual Incentive Programs (variable)

•	Long-Term Incentive Program (variable)

›	Stock Options and Restricted Stock Units

›	Performance Shares

•	Executive Benefits

›	Retirement Benefits

›	Health Benefits

›	Other Benefits

Purpose of Each Component.

The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed and associated level of responsibility commensurate with each executive’s position and role with and contributions to the Company. Base salary is used to establish target payouts under the annual incentive programs. A substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The annual incentive programs are designed to drive the achievement of annual goals such as operating goals, financial goals, and individual performance goals and take into account operating unit (division) performance, Company performance, and individual performance. In setting target compensation, the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element. In making compensation decisions the Committee reviews tally sheets prepared by the Company’s compensation consultant (Towers Perrin in fiscal 2008) which calculate each executive officer’s total compensation opportunity.

The Long-Term Incentive Plan (“LTIP”), which is established under the Company’s 1993 Stock Incentive Plan (“SIP”) and presently consists of stock options, RSUs and performance shares, is designed to focus executive officers on long-term shareholder value creation. Stock options and RSUs focus on and reward absolute share price appreciation over the long-term, while the performance shares focus on achieving key strategic goals that impact long-term success. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the opportunity for that position to influence outcomes, and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers.

Details of Each Component of Compensation.

Base Salary.    Base salaries paid to executive officers are intended to attract and retain highly talented individuals. The Committee reviews executive officer salaries on an annual basis, and base salary revisions generally become effective in the spring of each year. For purposes of determining the executive officers’ base salaries effective in April 2008, the Committee considered (a) market-based salary levels, as assessed by both the Committee’s consultant (Mercer in prior years, PM&P in the most recent year) and management’s consultant (Towers Perrin) and (b) CEO recommendations, taking into account the Company’s operating and financial results, individual performance, the extent to which individual and corporate goals had been achieved, the metals recycling, auto parts, and steel manufacturing industries in general, and economic conditions. The Committee increased Mr. Carter’s base salary to $890,000, representing a 6% increase, and increased Ms. Lundgren’s base salary to $710,000, representing a 9% increase, to recognize significant progress on Company transformation, the competitive challenges the Company is facing the Company’s growth and improved operating and financial performance and in the case of Ms. Lundgren, her increased responsibilities. The increase positioned Mr. Carter’s base salary at the average of the 75th percentile of the combined peer group data and the survey data. The increase positioned Ms. Lundgren’s base salary above the 75th percentile of both the peer group data and the survey data. Base salary levels for Mr. Carter and Ms. Lundgren were adjusted in October 2008 in connection with Mr. Carter becoming Chairman of the Board and Ms. Lundgren becoming the CEO, as described under “Employment Agreements” below. The increases in base salaries for the other named executive officers ranged from 4.8% to 12.2% and positioned these officers at or above the 75th percentile of the base salary market data, reflecting their individual performance and the competitive challenges the Company is facing in retaining senior management given the aggressive hiring by the Company’s competitors and steel companies entering the scrap metals market.

Annual Incentive Programs.    The Committee approves annual performance-based compensation under the employment agreements with Mr. Carter and Ms. Lundgren and, for the other executive officers, under the Annual Incentive Compensation Plan (“AICP”). A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary and certain other regular compensation paid during the fiscal year, is established for each named executive officer. Fiscal 2008 target bonus percentages for Mr. Carter and Ms. Lundgren were established in November 2007. For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Annual Bonus Plan for CEO and COO.    The employment agreements between the Company and each of Mr. Carter and Ms. Lundgren in effect for fiscal 2008 provided for annual cash bonuses for fiscal 2007, 2008, and 2009 under bonus programs developed by the Committee, with bonuses payable based on Company financial performance and achievement of management objectives established by the Committee at the beginning of each fiscal year. These agreements were negotiated in connection with the Company’s hiring of Mr. Carter and Ms. Lundgren, which occurred at a time when the Company was facing significant turnover in its senior management, including the virtually simultaneous resignation of the former chief executive officer and retirement of the former chief financial officer, and an ongoing unresolved investigation by the DOJ and the SEC, and when the Company was in the midst of negotiating the separation and termination of the major joint ventures in its Metals Recycling Business. Because of the nature and scope of the issues facing the Company and the Board’s expectations for Mr. Carter and Ms. Lundgren, the employment agreements created a bonus program with a different focus and different components from the Company’s then-existing EVA bonus plan, which was focused on divisional rather than overall Company performance and did not accommodate incentive compensation based on individual goals and performance. Even following the replacement of the EVA bonus plan with the AICP, it was the Committee’s judgment that the bonus program under the employment agreements provided a more appropriate framework for incentive compensation for Mr. Carter and Ms. Lundgren given the continuing expectations with respect to their performance and the ongoing transformation of the Company.

The annual bonus plan approved by the Committee for Mr. Carter and Ms. Lundgren for fiscal 2008 consisted of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus under both components was 100% of the executive officer’s base salary as of August 31, 2008, with half of the total target bonus allocated to each part. Overall, the Committee considered a variety of factors in assessing Mr. Carter’s and Ms. Lundgren’s performance under the plan, including the Company’s financial results and stock price performance, the progress made in improving the Company’s safety performance, the success in implementing the Company’s compliance and continuous improvement programs and continuing to upgrade the Company’s systems, processes and procedures, and the level of achievement of each of the management objectives established by the Committee for the plan.

For the financial performance part of the bonus plan, the Committee utilized two objective performance targets relating to the Company. For each participant, half of this part of the bonus was based on the increase in the Company’s reported earnings per share (“EPS”) for fiscal 2008 as compared to reported EPS for fiscal 2007, in each case adjusted to eliminate the impact of two items — the fees, expenses, costs and indemnification payments paid or incurred by the Company in relation to or in connection with the DOJ and SEC investigations and the fees, costs and expenses of the compliance consultant (and his attorneys, accountants, and other advisors and consultants) retained by the Company in connection with the settlement of the investigations (collectively, “Investigation Costs”) incurred in such fiscal year. The other half of this part of the bonus was based on the Company’s return on capital employed (“ROCE”) in fiscal 2008, generally consisting of net income adjusted to eliminate the after-tax effects of interest expense and Investigation Costs and then divided by the average total of shareholders’ equity plus debt during the year. No discretion was retained to adjust EPS or ROCE for any items other than Investigation Costs (in contrast to the AICP). The EPS and ROCE performance goals are considered by the Company to be confidential financial information, the disclosure of which would result in competitive harm to the Company because it would reveal information about the growth profile of the Company and the effects of anticipated corporate acquisitions, none of which is otherwise made public. Disclosure of this information would impair the Company’s ability to make acquisitions because it would reveal how much the Company is willing to pay and it would unfairly benefit competitors and place the Company at a competitive disadvantage because it would provide sensitive information about the Company’s pricing and expansion strategy. When performance targets were set during the first quarter of fiscal 2008, the Company was facing significant challenges, including increases in freight and other costs and pressure on pricing and margins. These targets were set at levels that the Committee considered challenging but achievable based on conditions at the time, the Company’s historical performance, the cyclical nature of the Company’s business and the Company’s budget and then current forecast for fiscal 2008, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. The EPS target goal, expressed as a percentage increase over prior year adjusted EPS, was set 14% higher, and the ROCE target goal, expressed as a percentage increase over the prior year ROCE target, was set 9% higher, than the fiscal 2007 targets. The Company’s extraordinary performance during the latter half of fiscal 2008 was due to significant operating improvements and efficiencies and an expansion of production capabilities implemented at the beginning of fiscal 2008, as well as scrap prices and production and sales volumes reaching unprecedented levels. These improvements and expansions, combined with economic improvements, enabled the Company to exceed its fiscal 2008 targets.

Fiscal 2008 adjusted EPS was $8.68 per share, which represented a 99% increase over fiscal 2007 adjusted EPS and resulted in an EPS performance payout multiple of 31.25x. Fiscal 2008 ROCE was 24.7% which resulted in a ROCE performance payout multiple of 5.54x. The maximum amount payable to each participant under the financial performance component (designed to be qualified as performance based compensation under Section 162(m) of the Internal Revenue Code (the “Code”) under the Executive Annual Bonus Plan (“EABP”) approved by shareholders in 2005) was $2.5 million. However, application of these payout multiples based on the Company’s extraordinary financial performance generated bonus amounts of $8.4 million for Mr. Carter and $6.7 million for Ms. Lundgren, under this component of the bonus plan, which substantially exceeded the $2.5 million cap originally established for this component. In recognition of the contributions of Mr. Carter and Ms. Lundgren to the Company’s extraordinary financial performance, the Committee did not apply the $2.5 million cap and awarded the full bonus amounts as calculated.

The second part of the annual bonus plan was based on the achievement of management objectives established by the Committee, consisting of subjective non-financial goals in the areas of business strategy, executive succession planning, performance review processes, safety, human resources and transportation and logistics. Although target bonus amounts were established for this part of the plan, there were no threshold, stretch, minimum or maximum amounts. Following the end of fiscal 2008, the Committee evaluated the performance of Mr. Carter and Ms. Lundgren against the management objectives, determined that all objectives had been met and approved a payout multiple of 1.8x for this part of the bonus plan in light of the Committee’s determination of their superior performance in meeting the Company’s various financial, business, management and strategic objectives which resulted in bonus amounts of $0.8 million for Mr. Carter and $0.6 million for Ms. Lundgren under this component of the bonus plan. The bonus plan did not provide for any cap or maximum amount that could be paid to Mr.Carter and Ms. Lundgren under this component of the plan. The amounts awarded for this part of the plan are listed in the “Bonus” column of the “Summary Compensation Table.”

The bonus plan provided that there was no cap or maximum amount of the aggregate bonus that could be paid to Mr. Carter or Ms. Lundgren under the plan. The bonus plan also provided that any amount of bonus payable under the two components that exceeded 300% of a participant’s target bonus would be paid in shares of the Company’s Class A Common Stock. In light of the depressed market price of the Company’s common stock at the time of the bonus payments, the Committee elected, with the consent of Mr. Carter and Ms. Lundgren, to pay the full amount of the bonuses in cash.

In making its awards, the Committee determined that the achievement by Mr. Carter and Ms. Lundgren of their management objectives and other performance measures, including a number of organizational and personnel changes, implementation of operating policies and procedures, and safety performance improvements, directly influenced the Company’s financial performance. The Committee concluded that the achievement of the management objectives, as well as the Company’s overall exceptional financial performance for the fiscal year, and the continued transformation of the Company, supported the total amounts awarded under the bonus plan. Those total amounts awarded were $9.2 million for Mr. Carter and $7.3 million for Ms. Lundgren.

Mr. Carter and Ms. Lundgren voluntarily elected to defer payment of all amounts in excess of $6.0 million and $5.0 million, respectively, until December 30, 2008. Each of them subsequently and voluntarily irrevocably declined payment of the deferred balance ($3.2 million for Mr. Carter and $2.3 million for Ms Lundgren) of their bonus effective November 28, 2008, resulting in net bonuses of $6.0 million for Mr. Carter and $5.0 million for Ms. Lundgren under both components of the bonus plan. Mr. Carter and Ms. Lundgren recited the current macro-economic environment and their desire to contribute to the cash position of the Company in their voluntary irrevocable decisions to decline the deferred bonus amounts. The net amounts paid under the financial performance component of the bonus plan are listed in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

AICP for Other Executive Officers.    AICP is a program established for the Company’s executive officers (other than the CEO and the COO) which recognizes both overall Company performance and divisional performance relevant to the applicable executive officer. In October 2007 the Committee established metrics and goals under the AICP for fiscal 2008 for the Company’s executive officers (other than Mr. Carter and Ms. Lundgren). Target bonuses based on a percentage of actual base salary and certain other regular compensation paid during the fiscal year were established for each executive officer, with such target bonus percentages continued from the prior year at 80% for Mr. Hamaker, 75% for Mr. Witherspoon, 60% for Mr. Schnitzer and 40% for Mr. Peach. Mr. Peach’s target bonus percentage was increased to 50% effective upon his promotion to CFO on December 7, 2007, resulting in a pro-rated target bonus percentage of 47.35% for him for fiscal 2008. At the same time Mr. Witherspoon’s target bonus percentage was decreased to 45%, reflecting his change in assignment from CFO, resulting in a pro-rated target bonus percentage of 52.97% for him for fiscal 2008. Differences in target bonus percentages among the named executive officers reflect their varying levels of expertise, seniority and positions within the industry.

For fiscal 2008, the Committee established a series of performance targets based on economic profit (net operating profit after taxes minus divisional capital charge, subject to adjustments based on the maturity of the division’s business) for each of the Company’s operating divisions (weighted at 70%), the Company’s growth in EPS (weighted at 15%) and the achievement of subjective individual goals (focused on management objectives, organizational initiatives and operational improvements, among others) (weighted at 15%), corresponding to award payouts of .5x at threshold, 1x at target and 2x at stretch of the weighted portions of the target awards for economic profit and EPS growth. Bonuses for achievement of individual performance goals, which were developed by each executive officer and approved by Mr. Carter and Ms. Lundgren, were assigned a 1x payout of the weighted portion of the target award but were subject to increase based on the level of achievement of the economic profit and EPS growth targets and discretionary reallocation by the Committee of bonus amounts of participants who did not meet their individual goals. Payouts for economic profit or EPS growth performance below the threshold level and additional payouts for economic profit or EPS growth above the stretch level were at the discretion of the Committee, taking into account the recommendation of management and guided by results using a linear calculation. The Committee also had discretion to adjust fiscal year earnings and economic profit to appropriately reflect non-recurring or extraordinary items. Awards under the AICP are paid in cash following the end of the fiscal year. A participant generally must be employed by the Company on the payment date to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement or involuntary termination without cause.

For fiscal 2008, the growth in EPS performance goals were based on the percentage increase in EPS as compared to fiscal 2007. Payout targets for increases in fiscal 2008 EPS over fiscal 2007 EPS ranged from a 0.5x threshold payout, to a 1x target payout, to a 2x stretch payout. For Mr. Hamaker, the economic profit performance measure was based on the performance of the Metals Recycling Business, and for Messrs. Witherspoon, Peach and Schnitzer, the economic profit performance measure was based on the weighted average of the economic profit payout multiples of the three operating divisions. As discussed above, the Company considers the EPS performance targets to be confidential financial information, the disclosure of which would result in competitive harm to the Company. The Company also considers economic profit performance measures to be confidential financial information, the disclosure of which would result in competitive harm to the Company, as it would reveal to the Company’s competitors information about the growth profile of the Company, the internal capital charge allocations, the effects of planned and anticipated acquisitions, and other divisional-specific data, none of which is otherwise made public. These metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time, including increases in freight, raw material and other costs and pressure on pricing, the Company’s historical performance, the divisional fiscal 2008 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2007 and planned for fiscal 2008, and the cyclical nature of the Company’s business, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. The EPS target goal, expressed as a percentage increase over prior year adjusted EPS, was set 29% higher than the fiscal 2007 target.

As a result of the Company’s EPS growth and divisional economic profit performance in fiscal 2008, Messrs. Witherspoon, Peach and Schnitzer each received a 2.99x payout and Mr. Hamaker received a 3x payout on their respective portions of the AICP. See the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” In approving these bonus payout levels, the Committee exercised its discretion to adjust economic profit of the Steel Manufacturing Business to eliminate the effect of the derivative accounting for a natural gas contract in fiscal 2008 and to adjust EPS to eliminate that derivative accounting effect as well as the Investigation Costs incurred in fiscal 2008, so that the bonuses awarded more accurately reflected the operational financial performance of the Company and the basis on which the performance target levels were established. After these adjustments, fiscal 2008 EPS was $8.73 per share, which represented a 95% increase over fiscal 2007 adjusted EPS and, had the Committee exercised its discretion to use a complete linear extension of the payout scale, would have generated a payout multiple of 43.8x. The fiscal 2008 economic profit of the Metals Recycling Business would, had the Committee exercised its discretion to use a complete linear extension of the payout scale, generated a payout multiple of 14.3x. The fiscal 2008 economic profit of the Auto Parts Business would, had the Committee exercised its discretion to use a complete linear extension of the payout scale, generated a payout multiple of 7.4x. The adjusted fiscal 2008 economic profit of the Steel Manufacturing Business would, had the Committee exercised its discretion to use a complete linear extension of the payout scale, generated a payout multiple of 2.9x. In recognition of exceptional performance in excess of the 2x stretch performance target, for each of the above performance measures, the Committee exercised its discretion to reward performance in excess of the 2x stretch performance level by approving a payout up to a maximum 3x payout multiple. Accordingly, the Committee approved a payout multiple of 3x for the EPS growth component, and for the economic profit component approved payout multiples of 3x for the Metals Recycling Business (applicable to Mr. Hamaker), 2.9x for the Steel Manufacturing Business and 3x for the Auto Parts Business, resulting in a weighted average economic profit payout multiple of 2.99x for Messrs. Witherspoon, Peach and Schnitzer.

The Committee determined that each of Messrs. Hamaker, Peach and Schnitzer achieved his subjective individual goals and exercised its discretion to increase the individual goal payouts from 1x to the weighted average percentage payout under the financial performance component. The Committee concluded that the individual goals were met at the same level as the divisional economic profit and EPS goals, as they were key to supporting the achievement level of the financial results. Accordingly, Messrs. Peach and Schnitzer received a 2.99x payout on this portion of the AICP and Mr. Hamaker received a 3x payout on this portion of the AICP. Mr. Witherspoon received a .67x payout on this portion of the AICP. See the “Bonus” column in the “Summary Compensation Table.”

The Committee has established individual and corporate performance goals under the Company’s incentive programs for fiscal 2009, and the payout framework for these programs is substantially similar to that of the Company’s fiscal 2008 incentive programs.

Frozen EVA Bonus Plans.    In connection with the adoption of the AICP in fiscal 2007, the Committee approved the termination of the Company’s Economic Value Added Bonus Plans (“EVA Plans”) effective as of the beginning of fiscal year 2007, and no bonuses were declared or paid under the EVA Plans for fiscal 2007. Bonus banks of participants under the EVA Plans as of September 1, 2006 were frozen, and a participant’s bonus bank was or will be paid out to the extent of one-third of the balance at the end of each of fiscal 2007, 2008 and 2009 at the same time as payouts under the AICP, subject to the participant’s continued employment through the applicable payment date. In the event of a participant’s death, disability, retirement or involuntary termination without cause (as such terms are defined in the applicable EVA Plan), the entire balance in the participant’s bonus bank will be paid on employment termination as provided in the applicable EVA Plan. The balance in a participant’s bonus bank is forfeited upon a participant’s voluntary resignation or termination with cause as provided in the applicable EVA Plan. See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Mr. Carter, Ms. Lundgren and Mr. Peach did not participate in the EVA Plans.

Long Term Incentive Program.    Since 2005, the Company’s LTIP consists of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of the Company’s stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. The Company’s practice for the last three years has been to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. LTIP awards are made pursuant to the Company’s Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for executive officers other than the CEO and COO are developed each year based upon a review of (a) prior year grant guidelines, (b) market-based LTIP grant levels, as assessed by both the Committee’s consultant (Mercer in prior years, PM&P in the most recent year) and management’s consultant (Towers Perrin), and (c) CEO recommendations, taking into account performance and internal pay equity considerations. Grant guidelines for the CEO and COO are developed each year by the Committee based on a review of prior year grant guidelines and market-based LTIP grant levels and an exercise of their own discretion, taking into account executive performance. The aggregate grants are also reviewed by the Committee’s consultant in terms of impact on annual dilution to shareholders. The LTIP award level approved in the fourth quarter of fiscal 2008 for Mr. Carter and Ms. Lundgren was 300% of base salary (an increase from 250% in fiscal 2007), which reflected the Committee’s desire to increase the total portion of compensation attributable to LTIP for those executive officers and to recognize the superior performance of the overall Company in fiscal 2008 and the significant progress on Company transformation. The CEO and COO grant level increase positioned Mr. Carter’s LTIP grant near the average of the 75th percentile and Ms. Lundgren’s LTIP grant above the 75th percentile of the peer group data and the survey data. The grant level for the other named executive officers ranged from 69% to 97% of base salary.

Stock Options and RSUs.    Until fiscal 2006, the stock option program was the Company’s principal long-term incentive plan for executive officers. The objectives of stock options are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executive officers to remain with the Company for the long term. Awarded options have an exercise price equal to the market price of Common Stock on the grant date, vest over five years, and typically have a term of 10 years. For the 2007 and 2008 LTIP awards, the Company granted RSUs instead of stock options to executive officers and other key employees.

Performance Shares.    Beginning in fiscal 2006, the Company broadened its equity compensation program to include performance-based long-term incentive awards payable in the Company’s common stock. These performance share awards are designed to focus executive officers on the achievement of long-term objective Company performance goals established by the Committee and vest only to the extent those performance goals are met. Since fiscal 2006, the Committee has made annual awards covering future three-year performance periods.

For the awards granted in fiscal 2008, the Committee established a series of performance targets based on the Company’s average growth in EPS for the fiscal years 2008-2010 (weighted at 50%) and the Company’s average ROCE for the same three fiscal years (weighted at 50%), corresponding to payout multiples of .5x at threshold, 1x at target and 2x at maximum of the weighted portions of the target awards. The Committee established the specific performance targets for EPS growth and ROCE based on a variety of factors, including the Company’s budget for fiscal 2008, market outlook and historical performance. The awards provide that EPS and ROCE for each fiscal year will be adjusted to eliminate the effects of Investigation Costs incurred in the year. As discussed above, the Company considers EPS and ROCE performance targets to be confidential financial information, the disclosure of which would result in competitive harm to the Company. These metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time and the Company’s historical performance with the expectation that the probability of achieving the threshold performance level was 90%, the target level was 60% and the stretch level was 30%. Performance share awards granted in fiscal 2007 also used EPS growth and ROCE as metrics, with the target goals for the fiscal 2008 awards 14% higher for EPS growth when expressed as a percentage over the prior year adjusted EPS and 9% higher for ROCE when expressed as a percentage over the target ROCE for fiscal 2007. In the five fiscal years from fiscal 2003 to fiscal 2007, the target EPS growth goals approved for the three-year average under the fiscal 2008-2010 performance share awards were achieved at or above the maximum payout level in four individual years and below threshold payout level in one individual year and the target ROCE performance goals approved for the three-year average under the fiscal 2008-2010 performance share awards were achieved at or above the maximum payout level in four individual years and between the target and maximum payout level in one individual year. The Committee established the EPS growth and ROCE goals based on the Company’s growth strategy, expected returns on capital expenditures and other uses of capital, and budgeted and forecasted performance at the time the goals were set. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A Common Stock as soon as practicable after the October 31 following the end of the performance period. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2008” table.

The three-year performance period for the performance share awards made in fiscal 2006 ended on August 31, 2008. These awards were granted under four forms of Long-Term Incentive Award Agreements relating to the Company’s Metals Recycling, Auto Parts and Steel Manufacturing Businesses and the corporate shared services group, each of which specified a target number of shares, the performance criteria and the formulas for determining payout factors based on the Company’s level of attainment of the performance criteria during the performance period. For participants in the corporate shared services group, the performance criteria were the Company’s total shareholder return for the performance period relative to the S&P 500 Industrials (weighted at 50%), the cumulative operating income per ton for the performance period of the operations included in the Company’s Metals Recycling Business (“MRB”) as of September 1, 2005 (weighted at 16 2/3%), the number of EVA positive stores of the Auto Parts Business (“APB”) for the last year of the performance period (weighted at 16 2/3%), and the man hours per ton of the Steel Manufacturing Business (“SMB”) for the performance period (weighted at 16 2/3%), corresponding to award payouts ranging from 25% to 300% of the weighted portions of the target awards. For a participant who worked exclusively in one operating business segment at the time of the award, the award is weighted 50% on the performance measure for his or her segment and 50% on relative total shareholder return. The target levels of relative total shareholder return and operating income per ton for FY2006-2008 performance period were:

	Payout Factor
	25% Threshold	100% Target	200% Maximum (except APB)	300% Maximum (for APB)
Relative total shareholder return	25th percentile	50th percentile	75th percentile	—
MRB — operating income per ton	$5.00	$15.00	$25.00	—
APB — EVA positive stores	37	43	49	58

The actual performance levels were: on the Company metric of relative total shareholder return, 243%, ranking at the 100th percentile and resulting in a 200% payout; on the operating income per ton, $53.49, resulting in a 200% payout, and on EVA positive stores, 31 stores, resulting in a 0% payout. The Company considers the target levels of man hours per ton for the fiscal years 2006-2008 performance period to be confidential financial information, the disclosure of which would result in competitive harm to the Company because it is information the Company does not publicly disclose and would reveal information to the Company’s competitors about SMB’s cost structure, which could be used to the Company’s detriment in competitor’s pricing decisions. The performance levels for all metrics resulted in a combined payout as follows: MRB, 200%: APB, 100%: SMB, 200%; and corporate shared services, 167%. The 167% corporate shared services payout factor applied to Messrs. Carter, Hamaker and Witherspoon and Ms. Lundgren and the MRB payout factor applied to Mr. Schnitzer. Participants were required to remain in the Company’s employ until October 31, 2008 to receive their performance share payouts, and the number of shares issued to each named executive officer under these awards is shown in the “Outstanding Equity Awards at Fiscal 2008 Year-End” table. The forgoing metrics are no longer used in any of the Company’s incentive compensation plans.

Executive Benefits.    The Company’s executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Named executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package the Company believes is necessary to attract and retain the desired level of executive talent.

Retirement Plans.    The Company maintains a 401(k) Plan and a Pension Retirement Plan (the “Pension Plan”) for its employees, including named executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits will be accrued for participants after that date. The Company also maintains a Supplemental Executive Retirement Bonus Plan (“SERBP”) for certain executive officers, including some of the named executive officers. See “Pension Benefits at Fiscal 2008 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Retirement Plan and the SERBP.

Other Benefits.    Executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers (including each named executive officer) also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by the Company’s basic medical and dental plans.

Employment Agreements.

The Company entered into employment agreements with Mr. Carter and Ms. Lundgren in connection with their initial employment. In October 2008, the Company entered into amended and restated employment agreements with Mr. Carter and Ms. Lundgren, which became effective on December 1, 2008 in connection with Mr. Carter becoming Chairman of the Board and Ms. Lundgren becoming President and CEO, and which supersede the prior agreements.

Amended Employment Agreements.    Ms. Lundgren’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2011, provided that commencing on December 1, 2009, the employment agreement will be automatically extended for an additional one-year period unless the Company or Ms. Lundgren elects not to extend the term. Ms. Lundgren’s employment agreement provides for (i) an annual base salary of $800,000, subject to annual review and increase, but not decrease, by the Committee, (ii) a one-time signing bonus of $900,000 in lieu of a signing bonus to defray costs associated with Ms. Lundgren arranging housing in Portland and associated expenses, subject to repayment for termination by Ms. Lundgren without good reason, provided that any such repayment is subject to reduction for each of the initial 36 months during which she remains employed with the Company, and (iii) an annual cash bonus to be determined by the Committee based on two components: achievement of Company financial measures and achievement of management objectives, each as established by the Committee at the beginning of each fiscal year. Ms. Lundgren’s target annual bonus for each fiscal year during the term of the agreement will be her annual salary as in effect on the last day of such fiscal year, and the actual amount of Ms. Lundgren’s annual bonus may be higher or lower than the target bonus, but will not exceed five times her annual salary. Pursuant to the employment agreement, Ms. Lundgren was awarded (i) RSUs having an aggregate initial value of $45,000 on December 1, 2008, 20% of which will vest on June 1, 2009 and at a rate of 20% per year on each of the first four anniversaries of June 1, 2009 and (ii) performance share awards under the LTIP for the fiscal 2009-2011 performance period with an aggregate grant date value of $1.2 million.

To ensure that the Company offers competitive compensation packages to its executive officers, and to attract and retain top executive talent, the Company offers severance benefits as part of its executive compensation packages. The levels of severance benefits are determined based on a review of market practices and input from compensation consultants.

In the event that Ms. Lundgren’s employment is terminated by the Company without cause, including the Company’s decision not to extend the term of the employment agreement, or by Ms. Lundgren for good reason and not under circumstances that would give rise to severance payments to Ms. Lundgren under the change in control agreement described below, Ms. Lundgren would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.”

Mr. Carter’s amended employment agreement governs the terms and conditions of his employment as the Chairman through December 1, 2011. At any time during the term of his employment agreement, Mr. Carter may request a reduction in his duties and time commitment to the Company and, if the Board agrees to such request, Mr. Carter’s base salary will be proportionally reduced by a mutually agreed upon amount that appropriately reflects his reduced duties and time commitment. Mr. Carter’s employment agreement provides for (i) an annual base salary of $720,000, subject to annual review and increase, but not decrease, by the Committee and (ii) an annual cash bonus to be determined by the Committee based on two components: achievement of Company financial measures and achievement of management objectives, each as established by the Committee at the beginning of each fiscal year. Mr. Carter’s target annual bonus for each fiscal year is his annual salary as in effect on the last day of such fiscal year, and the actual amount of Mr. Carter’s annual bonus may be higher or lower than the target bonus, but will not exceed three times his annual salary. Effective December 1, 2008, Mr. Carter was awarded fully vested stock having an aggregate initial value of $2.4 million pursuant to his employment agreement in lieu of any further participation in the LTIP. Under the terms of the employment agreement, Mr. Carter is no longer eligible to participate in the LTIP other than with respect to awards under the LTIP that were outstanding on October 29, 2008.

In the event that Mr. Carter’s employment is terminated by the Company without cause or by Mr. Carter for good reason and not under circumstances that would give rise to severance payments to Mr. Carter under his change in control agreement described below, Mr. Carter would be entitled to receive severance and other benefits described under “Potential Payments Upon Termination or Change in Control.”

Employment Agreements in Effect as of August 31, 2008.    The Company entered into employment agreements with the Mr. Carter and Ms. Lundgren. Each original employment agreement governed the terms and conditions of employment through August 31, 2009; provided for annual salary review and increase by the Committee; and provided for annual cash bonuses through fiscal 2009 under bonus programs developed by the Committee, with bonuses payable based on Company financial performance and the achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The agreements provided that the target bonus would be equal to base salary, but the actual amount of the bonuses may be higher or lower than these amounts. The employment agreements further provided for the payment of benefits upon termination by the Company without “cause” or by the executive for “good reason” (each as defined in the agreement) before September 1, 2009, but not in connection with a change in control of the Company. In such event, the executive would be entitled to receive a lump sum payment equal to (i) two times annual base salary, (ii) two times target annual bonus and (iii) a pro rata portion of target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked). In addition, the vesting of all options to purchase Company stock, all performance share awards, and all restricted stock then held by the executive would be immediately accelerated in full. If any payments received by the executive in connection with the termination by the Company without “cause” or by the executive for “good reason” would be subject to any “excise tax” on excess parachute payments, the Company will make an additional payment to the executive such that the executive will receive net benefits as if no such tax were payable.

The Company entered into an employment letter with Mr. Hamaker for a three-year term ending on September 6, 2008. Pursuant to the employment letter, in June 2007, the Company granted Mr. Hamaker RSUs for 26,667 shares, which vested or will vest 25% in June 2007, 25% in June 2008 and 50% in June 2009, subject to continued employment and, in the case of the final 50% of the shares, to performance metrics approved by the Committee. The Committee established a series of performance targets for the two four-fiscal quarter periods in the performance period from June 1, 2007 to May 31, 2009 based on the Company’s average growth in EPS (weighted at 50%) and the Company’s average ROCE (weighted at 50%), corresponding to award payouts. The average growth in EPS performance levels provided for a 25% payout at threshold, a 62.5% payout at target and a 100% payout at stretch. The average ROCE performance levels provided for a 25% payout at threshold, a 62.5% payout at target and a 100% payout at stretch. The maximum number of shares issuable under the performance metrics is 13,333. If Mr. Hamaker’s employment had been terminated (other than for cause) he would have been eligible for the following severance payments so long as he did not accept employment with a competitor to the Company during the full year he was receiving compensation from the Company: (i) one full year of compensation at his then-current base salary, (ii) one full year of an average of his Company EVA bonus for the prior three years, and (iii) medical, dental, and vision coverage at his then-current enrollment through the end of that calendar year.

Change in Control Agreements

Amended Change in Control Agreements.    The Company has entered into amended change in control agreements with Mr. Carter and Ms. Lundgren which became effective on December 1, 2008. The agreements provide certain benefits to these officers if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In these agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A Common stock,

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

In the change in control agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a base office relocation.

In April 2008, the Committee approved change in control severance agreements for certain other executive and other officers of the Company. The change in control agreements generally provide certain benefits to these officers if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause” and “good reason” which are substantially identical to those contained in the change in control agreements for Mr. Carter and Ms. Lundgren.

The Company granted LTIP performance shares to the named executive officers in fiscal 2006, 2007 and 2008 pursuant to which shares of Class A Common Stock will be issued based on the Company’s performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding options and RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change in control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of options and RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

See “Potential Payments Upon Termination or Change in Control.”

Change in Control Agreements in Effect as of August 31, 2008.    The original agreements with Mr. Carter and Ms. Lundgren generally provided for the payment, upon termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within two years following a “change in control” of the Company (as such terms are defined in the agreement), of a lump sum amount equal to three times the sum of the executive’s annual salary and target bonus and also provide up to three years’ continuation of life, accident, and health insurance benefits. In addition, the vesting of all options to purchase Company common stock, all performance share awards, and all restricted stock then held by the executive would be immediately accelerated in full. If any payments were subject to the excise tax on excess parachute payments, the Company would make an additional payment to the executive such that the executive would receive net benefits as if no excise tax were payable. If such additional payments would be required, the Company would not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for most of the other payments made pursuant to the agreement and its other plans and policies. The executive was obligated under the original agreement to remain in the employ of the Company for a period of 60 days following a “potential change in control” (as defined in the agreements).

Indemnity Agreements.

The Company has entered into indemnity agreements with each named executive officer pursuant to which the Company agrees to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of the Company’s officers and its shareholders, the Company adopted the Officer Stock Ownership Policy in July 2008. The policy requires each officer of the Company (excluding the Chairman) to accumulate ownership of Class A Common Stock by the later of October 31, 2010 or the fifth anniversary of the officer’s initial employment with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on the officers’ ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or LTIP performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until compliance with the policy is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes) received under RSUs, stock options and performance share awards. Ms. Lundgren and Messrs. Witherspoon, Hamaker and Schnitzer are required to achieve compliance with the policy by October 31, 2010, and Mr. Peach is required to achieve compliance by March 2012, because he joined the Company at a later date.

Tax Deductibility of Executive Compensation

Section 162(m) of the “Code” generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with the Company’s overall compensation objectives. The Committee has structured some of its compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. The LTIP performance share awards granted by the Company are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was the Company’s policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by the Company. To address future deductibility of bonus compensation under Section 162(m), the Board adopted, and the shareholders approved in 2005, the EABP pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility.

The annual incentive compensation bonuses for fiscal 2008 paid to Mr. Carter and Ms. Lundgren, the AICP bonuses paid to the other named executive officers, and the salaries and compensation on vesting of RSUs did not qualify as performance-based compensation under Section 162(m), with the result that a portion of the compensation paid to Messrs. Carter, Hamaker and Schnitzer, and Ms. Lundgren for fiscal 2008 will not be deductible by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

William A. Furman

Ralph R. Shaw

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of each named executive officer during the fiscal years ended August 31, 2007 and 2008.

Name and Principal Position	Year	Salary ($)(9)	Bonus ($)(1)(2)(9)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John D. Carter	2008	855,738	801,000	1,852,657	275,555	5,199,000	5,815	103,391	9,093,156
President and Chief Executive Officer	2007	794,135	2,721,875	933,468	277,272	1,078,281	2,563	88,356	5,895,950

Richard D. Peach(8)	2008	391,769	80,862	40,477	—	458,218	—	44,469	1,015,795
Senior Vice President and Chief Financial Officer

Gregory J. Witherspoon(8)	2008	494,793	26,252	396,655	37,413	688,944	1,954	72,268	1,718,279
Vice President and former Chief Financial Officer	2007	505,385	134,691	230,539	40,210	786,084	837	65,531	1,763,277

Tamara L. Lundgren	2008	688,793	639,000	1,302,073	53,010	4,361,000	2,748	53,482	7,100,105
Executive Vice President and Chief Operating Officer	2007	614,480	2,108,389	704,193	55,663	835,246	735	58,765	4,377,471

Donald W. Hamaker	2008	563,846	202,985	1,038,613	53,447	1,214,164	3,664	71,497	3,148,216
Senior Vice President and President, Metals Recycling Business	2007	550,385	198,138	753,032	57,448	1,186,703	1,234	304,284	3,051,224

Gary A. Schnitzer	2008	421,923	113,540	440,975	—	726,180	—	94,142	1,796,760
Executive Vice President	2007	420,577	112,050	340,041	704,743	717,739	—	68,495	2,363,645

(1)	The total bonuses earned by each named executive officer under the Company’s AICP or applicable employment agreements generally are equal to the sum of the amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns. For certain officers, the amount reported in the Non-Equity Incentive Plan Compensation column also includes amounts paid in respect of their EVA Plan bonus banks. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(2)	Represents discretionary amounts paid under the AICP or applicable employment agreements to the named executive officers based on the achievement of management objectives or individual performance measures. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(3)	Represents the amount of compensation expense recognized under FAS 123(R) — Share-Based Compensation in the applicable fiscal year with respect to RSUs and LTIP performance shares granted in that year or prior years. Compensation expense for RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period (generally five years). However, all of the compensation expense for RSUs for employees who are eligible for retirement (including Mr. Schnitzer) is recognized at the time the RSUs are granted. Compensation expense associated with LTIP performance shares is generally equal to the value of the estimated number of shares to be issued based on expected performance multiplied by the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the three-year performance period. However, the portion of each performance share award granted in 2006 based on total shareholder return (50% of target award) is considered to be subject to a market condition under FAS 123(R), so compensation expense for that portion was equal to the grant date fair value calculated using a statistical simulation model recognized ratably over the three-year performance period. The assumptions used in determining this value are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008.

(4)	Represents the amount of compensation expense recognized under FAS 123(R) in the applicable fiscal year with respect to all outstanding options held by the named executive officers, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. In fiscal 2007 all outstanding options were amended to provide for acceleration of vesting in the event of employment termination due to retirement. Because Mr. Schnitzer was then eligible for retirement, all of the remaining compensation expense under FAS 123(R) for all options held by him as of August 9, 2007 was recognized in fiscal 2007 as a result of this amendment and is included in the table for fiscal 2007. The assumptions made in determining the grant date fair values of options under FAS 123(R) are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008.

(5)	Non-Equity Incentive Plan Compensation consists of (a) amounts paid under the AICP or applicable employment agreements based on the achievement of objective Company or business unit performance criteria and (b) for certain officers, the portion of the officer’s bonus bank balance under the Company’s terminated EVA Plans that vested in the applicable year (Mr. Hamaker, $63,918 in 2007 and 2008, Mr. Schnitzer, $82,789 in 2007 and 2008 and Mr. Witherspoon, $22,837 in 2007 and 2008). See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(6)	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP. For Mr. Schnitzer, the value of his SERBP decreased by $127,765 and was offset by an increase of $73,577 in value under the Pension Retirement Plan, resulting in a net decrease of $54,188.

(7)	Includes for 2008 Company contributions (including annual contributions, matching contributions and transition contributions relating to the frozen Pension Plan) to the accounts of the named executive officers under the 401(k) Plan in the following amounts: Mr. Carter, $43,700; Mr. Peach, $16,100; Mr. Witherspoon, $46,230; Ms. Lundgren, $26,450; Mr. Hamaker, $31,970; and Mr. Schnitzer, $54,970. Includes for 2008 premiums paid for the executive medical plan in the following amounts: $21,283 each for Messrs. Carter and Schnitzer; $12,762 for Mr. Peach, $8,477 for Mr. Witherspoon, $8,809 for Ms. Lundgren and $23,376 for Mr. Hamaker. Includes for 2008 premiums paid for life, disability and other insurance in the following amounts: $6,316 each for Messrs. Carter and Hamaker; $5,618 for Mr. Peach, $6,887 for Mr. Witherspoon, $7,914 for Ms. Lundgren and $5,574 for Mr. Schnitzer. Includes for 2008 automobile allowance and fuel purchase fringe benefits in the following amounts: Mr. Carter, $32,092; Mr. Peach, $9,989; Mr. Witherspoon, $10,674; Ms. Lundgren, $10,309; Mr. Hamaker, $9,835; and Mr. Schnitzer, $12,315.

(8)	Mr. Witherspoon served as the CFO until Mr. Peach was appointed CFO in December 2007 and then continued as Vice President of Special Projects.

(9)	The proportion of salary and bonus (which does not include the Non-Equity Incentive Plan Compensation portion of the bonus) as a percentage of total compensation in fiscal 2008 was 18% for Mr. Carter, 47% for Mr. Peach, 30% for Mr. Witherspoon, 19% for Ms. Lundgren, 24% for Mr. Hamaker, and 30% for Mr. Schnitzer.

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(5)	Threshold (#)	Target (#)	Maximum (#)(6)
John D. Carter	12/14/2007	10/31/2007	—	—	—	10,196	20,391	40,782	—	2,602,707
	7/29/2008	7/29/2008	—	—	—	—	—	—	15,253	1,334,943
			—	445,000	2,500,000	—	—	—	—	—
Richard D. Peach	12/14/2007	10/31/2007	—	—	—	730	1,460	2,920	—	186,354
	7/29/2008	7/29/2008	—	—	—	—	—	—	1,999	174,952
			76,625	153,250	306,500	—	—	—	—	—
Gregory J. Witherspoon	12/14/2007	10/31/2007	—	—	—	2,191	4,382	8,764	—	559,318
	7/29/2008	7/29/2008	—	—	—	—	—	—	1,713	149,922
			111,389	222,778	445,556	—	—	—	—	—
Tamara L. Lundgren	12/14/2007	10/31/2007	—	—	—	7,898	15,795	31,590	—	2,016,074
	7/29/2008	7/29/2008	—	—	—	—	—	—	12,168	1,064,943
			—	355,000	2,500,000	—	—	—	—	—
Donald W. Hamaker	12/14/2007	10/31/2007	—	—	—	2,678	5,356	10,712	—	683,640
	7/29/2008	7/29/2008	—	—	—	—	—	—	3,284	287,416
			191,708	383,415	766,831	—	—	—	—	—
	12/14/2007	10/31/2007	—	—	—	1,704	3,408	6,816	—	434,997
Gary A. Schnitzer	7/29/2008	7/29/2008	—	—	—	—	—	—	1,713	149,922
			107,590	215,181	430,362	—	—	—	—	—

(1)	All amounts reported in these columns represent the portion of the potential bonuses payable for performance in fiscal 2008 under the Company’s AICP or annual bonus plan under applicable employment agreements. Only the portion of the bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Mr. Carter and Ms. Lundgren) or base salary and other compensation actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were as follows: Mr. Carter, 100%; Mr. Peach, 47.35%; Mr. Witherspoon, 52.97%; Ms. Lundgren, 100%; Mr. Hamaker, 80%; and Mr. Schnitzer, 60%. The percentage of total target bonus based on performance against financial objectives, and therefore reflected in the above table, was 50% for each of Mr. Carter and Ms. Lundgren and 85% for the other named executive officers. For Messrs. Peach, Witherspoon, Hamaker and Schnitzer, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis — Annual Incentive Programs.” For Mr. Carter and Ms. Lundgren, the Committee approved bonuses in excess of the stated maximum amounts. Actual bonus amounts paid for fiscal 2008 are included in the “Summary Compensation Table.”

(2)	Amounts reported in these columns represent LTIP performance shares granted in fiscal 2008, and are based on performance during fiscal years 2008-2010. See “Compensation Discussion and Analysis — Long Term Incentive Program.” The grants were approved by the Committee on October 31, 2007 (approval date) and communicated to participants on December 14, 2007 (grant date).

(3)	Represents RSUs granted under the Company’s SIP. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)	Represents the aggregate grant date fair value of RSUs and LTIP performance share awards granted in fiscal 2008 computed in accordance with FAS 123(R). The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date. The grant date fair value of the LTIP performance share awards is based on the maximum number of shares issuable under the award multiplied by the closing market price of the Company’s Class A Common Stock on the grant date.

(5)	Represents 2x maximum stretch performance level. The Committee exercised its discretion in approving a payout in excess of the 2x maximum performance payout. See “Compensation Discussion and Analysis — AICP for Other Executive Officers.”

(6)	Represents 200% of target share amount, the maximum performance payout under the LTIP performance award agreement.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of August 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Carter	44,100	29,400	(2)	25.11	7/6/2015	—		—	—		—
	18,500	—		25.11	7/6/2015	—		—	—		—
	13,212	8,808	(2)	34.46	11/29/2015	—		—	—		—
	—	—		—	—	20,406	(5)	1,395,974	—		—
	—	—		—	—	16,312	(6)	1,115,904	—		—
	—	—		—	—	15,253	(7)	1,043,458	—		—
	—	—		—	—	18,387	(8)	1,257,855	—		—
	—	—		—	—	—		—	68,016	(9)	4,652,975
	—	—		—	—	—		—	40,782	(10)	2,789,897

Richard D. Peach	—	—		—	—	1,168	(6)	79,903	—		—
	—	—		—	—	1,999	(7)	136,752	—		—
	—	—		—	—	—		—	2,920	(10)	199,757

Gregory J. Witherspoon	5,166	4,110	(2)	34.46	11/29/2015	—		—	—		—
	—	—		—	—	3,900	(5)	266,799	—		—
	—	—		—	—	3,505	(6)	239,777	—		—
	—	—		—	—	1,713	(7)	117,186	—		—
	—	—		—	—	8,580	(8)	586,958	—		—
	—	—		—	—	—		—	12,998	(9)	889,193
	—	—		—	—	—		—	8,764	(10)	599,545

Tamara L. Lundgren	10,000	—		30.19	10/19/2015	—		—	—		—
	6,166	4,110	(2)	34.46	11/29/2015	—		—	—		—
	2,930	1,954	(2)	30.71	1/11/2016	—		—	—		—
	—	—		—	—	15,780	(5)	1,079,510	—		—
	—	—		—	—	12,636	(6)	864,429	—		—
	—	—		—	—	12,168	(7)	832,413	—		—
	—	—		—	—	12,659	(8)	866,002	—		—
	—	—		—	—	—		—	52,600	(9)	3,598,366
	—	—		—	—	—		—	31,590	(10)	2,161,072

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Donald W. Hamaker	8,808	5,872	(2)	34.46	11/29/2015	—		—	—		—
	—	—		—	—	4,716	(5)	322,622	—		—
	—	—		—	—	4,284	(6)	293,068	—		—
	—	—		—	—	3,284	(7)	224,658	—		—
	—	—		—	—	12,258	(8)	838,570	—		—
	—	—		—	—	—		—	13,334	(11)	912,179
	—	—		—	—	—		—	15,720	(9)	1,075,405
	—	—		—	—	—		—	10,712	(10)	732,808

Gary A. Schnitzer	13,116	—		4.67	6/1/2010	—		—	—		—
	42,516	—		5.92	9/24/2012	—		—	—		—
	23,832	—		12.00	6/1/2013	—		—	—		—
	20,000	5,000	(3)	28.41	10/18/2014	—		—	—		—
	6,166	4,110	(2)	34.46	11/29/2015	—		—	—		—
	4,232	6,348	(4)	34.73	7/25/2016	—		—	—		—
	—	—		—	—	2,726	(6)	186,486	—		—
	—	—		—	—	1,713	(7)	117,186	—		—
	—	—		—	—	10,276	(8)	702,981	—		—
	—	—		—	—	—		—	10,580	(9)	723,778
	—	—		—	—	—		—	6,816	(10)	466,283

(1)	Options to purchase Class A Common Stock generally become exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain conditions. RSUs generally become vested on the same schedule.

(2)	This option vests as to 50% of the shares on June 1 each year 2009 and 2010.

(3)	This option will be fully vested on June 1, 2009.

(4)	This option vests as to 33.3% of the shares on June 1 each year in 2009, 2010 and 2011.

(5)	This RSU vests as to 33.3% of the shares on June 1 each year in 2009, 2010 and 2011.

(6)	This RSU vests as to 25% of the shares on June 1 each year in 2009, 2010, 2011 and 2012.

(7)	This RSU vests as to 20% of the shares on June 1 each year in 2009, 2010, 2011, 2012 and 2013.

(8)	Reflects LTIP shares that were subject to performance during the performance period of fiscal 2006-2008. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment until the payment date in October 2008. Shares are valued based on the closing price of the Class A common stock on the last trading day of fiscal 2008.

(9)	Reflects LTIP performance share awards that were granted in fiscal 2007 and will vest subject to and based on performance during the performance period of fiscal 2007-2009. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2008.

(10)	Reflects LTIP performance share awards that were granted in fiscal 2008 and will vest subject to and based on performance during the performance period of fiscal 2008-2010. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2008.

(11)	Represents RSUs granted to Mr. Hamaker that are subject to and based on satisfaction of performance measures. Share amounts are calculated based on the number of shares that would be issued based on the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2008.

Compensation Plan Information

The following table provides information as of August 31, 2008 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,484,497	$25.03	1,953,363
Equity compensation plans not approved by shareholders	—	—	—

Total	1,484,497	$25.03	1,953,363

(1)	Consists entirely of shares of Class A Common Stock authorized for issuance under the Company’s SIP.

(2)	Consists of 505,541 shares subject outstanding options, 260,196 shares subject to outstanding RSUs, 62,446 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 656,314 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth certain information concerning stock option exercises and vesting of restricted stock for each named executive officer during the fiscal year ended August 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Carter	—	—	10,880	1,089,523
Richard D. Peach	—	—	292	29,241
Gregory J. Witherspoon	1,000	33,270	2,177	218,005
Tamara L. Lundgren	—	—	8,419	843,079
Donald W. Hamaker	—	—	9,311	1,028,808
Gary A. Schnitzer	—	—	682	68,295

Pension Benefits at Fiscal 2008 Year-End

The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2008.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John D. Carter	62	Pension Retirement Plan	2	62,735	—
Richard D. Peach	45	Pension Retirement Plan	—	—	—
Gregory J. Witherspoon	62	Pension Retirement Plan	1	20,797	—
Tamara L. Lundgren	51	Pension Retirement Plan	1	23,925	—
Donald W. Hamaker	56	Pension Retirement Plan	1	34,969	—
Gary A. Schnitzer	66	Pension Retirement Plan	23	808,541	—

(1)	The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2008 of each named executive officer’s frozen pension benefit assuming that the plan vesting requirements had been met. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement As of August 31, 2008, none of the named executive officers had accrued any benefits under the SERBP. Actuarial present values were calculated using a discount rate of 5.77% and the mortality table set forth in IRS Revenue Ruling 2007-67, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended August 31, 2008. See “Compensation Discussion and Analysis — Elements of Compensation — Executive Benefits — Retirement Plans.” The retirement benefits do not include benefits payable to Mr. Schnitzer under the supplemental executive retirement plan of SIC in recognition of services provided to other companies controlled by the Schnitzer family.

Defined Benefit Retirement Plans

Pension Retirement Plan.    The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executive officers included base salary subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan.    The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $244,098 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant. Benefits are payable under the plan only to participants who terminate employment with five years of continuous service. Mr. Carter, Ms. Lundgren and Mr. Schnitzer are the only named executive officers who participate in the SERBP.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon a Change in Control.

The following table sets forth the estimated change in control benefits that would have been payable to each named executive officer if a change in control (including a Company sale) had occurred on August 31, 2008 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.” In the case of Mr. Carter and Ms. Lundgren, however, the estimated benefits set forth in the following table reflect amended employment and change in control agreements, which became effective on December 1, 2008.

Name	Cash Severance Benefit ($)(2)	Insurance Continuation ($)(3)	Stock Option Acceleration ($)(4)	Restricted Stock Unit Acceleration ($)(5)	LTIP Performance Share Acceleration ($)(6)	EVA Bonus Bank Payment ($)(7)	401(k) Plan and Retirement Plan Payment ($)(8)	Tax Gross-up Payment ($)(9)	Total ($)
John D. Carter(1)	4,320,000	80,928	1,572,052	3,573,807	9,073,560	—	—	6,690,270	25,310,618
Richard D. Peach	1,184,310	45,176	—	216,654	199,757	—	192,583	695,668	2,534,150
Gregory J. Witherspoon	1,192,936	9,252	139,535	623,762	2,160,098	22,837	250,478	—	4,398,898
Tamara L. Lundgren(1)	8,126,205	48,203	213,200	2,776,351	6,882,114	—	—	4,603,116	22,649,191
Donald W. Hamaker	2,562,422	45,723	199,354	1,752,459	2,755,135	63,918	244,173	2,551,906	10,175,092
Gary A. Schnitzer	1,529,917	39,575	553,335	303,672	1,855,946	82,789	—	—	4,365,235

(1)	The benefits in this table for Mr. Carter and Ms. Lundgren are calculated based on the amended change in control employment agreements entered into in October 2008 in connection with Mr. Carter becoming Chairman of the Board and Ms. Lundgren becoming CEO, including the salary levels in those agreements, and the amended change in control agreements entered into at the same time.

(2)	Cash Severance Benefit. The change in control agreement for Mr. Carter provides for cash severance equal to three times the sum of his annual base salary plus his most recently established target bonus. The change in control agreements for Ms. Lundgren and the other named executive officers provide for cash severance equal to a multiple (three for Ms. Lundgren, one and one-half for Messrs. Peach, Hamaker and Schnitzer and one for Mr. Witherspoon) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change in control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2008 because bonus payments for fiscal 2008 are included in the Summary Compensation Table and no additional amount would have been paid in fiscal 2008 if the officer had terminated employment as of August 31, 2008.

(3)	Insurance Continuation. If cash severance benefits are triggered, the change in control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Mr. Carter and Ms. Lundgren, up to 18 months for Mr. Peach, Mr. Schnitzer and Mr. Hamaker, and up to 12 months for Mr. Witherspoon, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36, 18 or 12 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2008.

(4)

Stock Option Acceleration.    All outstanding unexercisable options for all named executive officers will immediately become exercisable on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. If cash severance benefits are triggered, all options held by Messrs. Peach, Witherspoon, Hamaker and Schnitzer will remain outstanding for their full term. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the spread between $68.41 (the closing market price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2008.

(5)	RSU Acceleration. All RSUs for all named executive officers will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008 the last trading day of fiscal 2008.

(6)	LTIP Performance Share Acceleration. Under the terms of the LTIP performance share award agreements for the 2006-2008 performance period, upon a Company sale a named executive officer would receive a payout equal to a pro rata portion (based on the portion of the performance cycle completed before the Company sale) of the amount determined under the following assumptions: performance payout factor shall be deemed to be 200% and total shareholder return payout factor shall be determined as of the closing date of the Company sale by using the closing market price of the Class A Common Stock on the last trading day prior to the closing date as the final stock price. Under the terms of the LTIP performance share award agreements for the 2007-2009 and 2008-2010 performance periods, upon a Company sale a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payout would occur whether or not the officer’s employment was terminated in connection with the Company sale. Under the change in control agreements with Mr. Carter and Ms. Lundgren, if severance benefits are triggered upon an officer’s subsequent termination of employment, the officer would receive an additional amount for the 2006-2008 LTIP performance period calculated based on the maximum shares and so that the payout is not prorated for the portion of the performance cycle completed before the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008 except that the amounts for Mr. Carter and Ms. Lundgren include amounts for the 2006-2008 LTIP performance period that would be payable under their change in control.

(7)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of change in control as defined in the EVA Plans. Amounts in the table represent the named executive officer’s bonus bank balance as of August 31, 2008.

(8)	401(k) Plan and Pension Retirement Plan Payments. The change in control agreements with the named executive officers (other than Mr. Carter and Ms. Lundgren) provide for the payment of any unvested and therefore forfeited amount under the Company’s 401(k) Plan and payment of the actuarial lump sum value of any unvested and therefore forfeited benefits under the Company’s Pension Retirement Plan plus an additional cash payment to fully gross up any taxes imposed on such payments.

(9)	Tax Gross-up Payment. If any payments to a named executive officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change in control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for the named executive officers other than Mr. Carter and Ms. Lundgren there is a cut back provision that provides that if the “parachute value” is less than 110% of Safe Harbor amount (as such terms are defined in the change of control agreement), no additional payment is required and the amounts payable to the named executive officer will be reduced to 2.99 times such employee’s “base amount.”

Potential Payments Upon Involuntary Termination of Employment without Cause

The following table sets forth the estimated benefits that would have been payable to the named executive officers under currently effective agreements if each officer’s employment had been terminated on August 31, 2008, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Benefit Severance ($)(2)	Insurance Continuation ($)(3)	Stock Option Acceleration ($)(4)	Restricted Stock Unit Acceleration ($)(5)	LTIP Performance Share Acceleration ($)(6)	EVA Bonus Bank Payment ($)(7)	Total ($)
John D. Carter(1)	4,320,000	53,952	1,572,052	3,573,807	3,101,075	—	12,620,885
Richard D. Peach	—	—	—	—	31,536	—	31,536
Gregory J. Witherspoon	—	—	—	—	931,394	22,837	954,230
Tamara L. Lundgren(1)	4,800,000	32,135	213,200	2,776,351	2,297,640	—	10,119,327
Donald W. Hamaker	—	—	—	—	1,245,935	63,918	1,309,854
Gary A. Schnitzer	—	—	553,335	303,672	968,028	82,789	1,907,824

(1)	The benefits in this table for Mr. Carter and Ms. Lundgren are calculated based on the amended employment agreements entered into in connection with Mr. Carter becoming Chairman of the Board and Ms. Lundgren becoming CEO, including the salary levels in those agreements.

(2)	Cash Severance Benefit. Mr. Carter and Ms. Lundgren entered into amended employment agreements effective December 1, 2008, providing for, among other things, cash severance benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” and not in connection with a change in control. “Cause” and “good reason” generally have the same meaning as under the change in control agreements described above. The cash severance payment for each of these officers is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that the officer would have received if the officer had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the target bonus for fiscal 2008 because bonus payments for fiscal 2008 are included in the Summary Compensation Table and no pro rata amounts would have been paid if the officer had terminated employment as of August 31, 2008. These amounts are payable within 30 days after termination. Under the AICP, if a named executive officer (other than Mr. Carter and Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include a bonus payment for fiscal 2008 because bonus payments for fiscal 2008 are included in the Summary Compensation Table and no additional amount would have been paid if the officer had terminated employment as of August 31, 2008.

(3)	Insurance Continuation. Mr. Carter and Ms. Lundgren’s employment agreements provide for continuation for up to 24 months of Company paid life, accident and health insurance benefits for the officer and the officer’s spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for these officers as of August 31, 2008.

(4)	Stock Option Acceleration. If cash severance benefits are triggered, the employment agreements with Mr. Carter and Ms. Lundgren also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable. Because Mr. Schnitzer is currently eligible for retirement, all of his outstanding unexercisable options would immediately become exercisable on termination of his employment. Information regarding outstanding unexercisable options held by Mr. Carter, Ms. Lundgren, and Mr. Schnitzer is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the spread between $68.41 (the closing market price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2008.

(5)	RSU Acceleration. If cash severance benefits are triggered, the employment agreements for Mr. Carter and Ms. Lundgren also provide that all RSUs will immediately vest. Because Mr. Schnitzer is currently eligible for retirement, all of his RSUs would immediately vest on termination of his employment. Information regarding unvested restricted stock units held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008.

(6)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards granted in fiscal 2006, 2007 and 2008, if a named executive officer’s employment is terminated by the Company without cause after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities The amounts in the table above for grants made in fiscal 2006 are based on payouts for actual performance during the fiscal 2006 — 2008 performance period and assume that the payout level for the performance periods applicable to the grants in fiscal 2007 and 2008 is 100% (actual amounts may be more or less), and the value of outstanding performance shares is based on a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008.

(7)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of a termination without cause as defined in the EVA Plans. Amounts in the table represent the named executive officer’s EVA Plan bonus bank balance as of August 31, 2008.

Potential Payments Upon Retirement, Disability or Death

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2008 by reason of retirement, disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Acceleration ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance- Share Acceleration ($)(3)	EVA Bonus Bank Payment ($)(4)	Total ($)
John D. Carter	1,572,052	3,573,807	4,129,777	—	9,275,636
Richard D. Peach	—	216,654	63,072	—	279,726
Gregory J. Witherspoon	139,535	623,762	2,044,724	22,837	2,830,856
Tamara L. Lundgren	213,200	2,776,351	5,092,776	—	8,082,326
Donald W. Hamaker	199,354	1,752,459	1,701,178	63,918	3,716,908
Gary A. Schnitzer(5)	553,335	303,672	1,270,169	82,789	2,209,965

(1)	Stock Option Acceleration. The terms of outstanding options provide for accelerated vesting on retirement (defined as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service), disability or death. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the spread between $68.41 (the closing market price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2008.

(2)	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement (as defined under “Stock Option Acceleration” above with respect to option agreements), disability or death. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008.

(3)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. If a named executive officer retires (as defined under “Stock Option Acceleration” above with respect to option agreements) prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. Amounts in the table are based on the payout formula applicable in the event of death or disability, and the value of outstanding performance share awards that would vest and be paid out pursuant to these terms is based on a stock price of $68.41 per share, which was the closing price of the Company’s Class A Common Stock on August 29, 2008, the last trading day of fiscal 2008.

(4)	EVA Plan Bonus Bank Payment. Bonus banks of participants under the EVA Plans are payable in full in the event of a participant’s death, disability or retirement (which means when the participant would receive benefits under the Company’s Pension Plan). Amounts in the table represent the named executive officers’ bonus bank balances as of August 31, 2008.

(5)	Mr. Schnitzer is currently eligible for retirement under the Company’s various plans and would have received the benefits described in the table if he had retired as of August 31, 2008. The LTIP performance shares payout would be calculated at the end of the applicable performance period and prorated for the portion of the period he worked.

AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN

The Company maintains the 1993 Stock Incentive Plan, as amended (the “SIP”), for the benefit of its employees, directors and others who provide services to the Company. The Board of Directors believes the availability of stock incentives is an important factor in the Company’s ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of December 1, 2008, out of a total of 7,200,000 shares originally reserved for issuance under the SIP, only 1,839,472 shares remained available for grant. The Board of Directors believes additional shares will be needed under the SIP to provide appropriate incentives to key employees. Accordingly, on October 29, 2008, the Board of Directors approved an amendment to the SIP, subject to shareholder approval, to reserve an additional 5,000,000 shares for the SIP, thereby increasing the total number of shares reserved for issuance under the SIP from 7,200,000 to 12,200,000 Shareholder approval of this proposal will also constitute reapproval of (a) the per-employee annual limits on grants of options and stock appreciation rights under the SIP as set forth in Section 5 of the SIP and (b) the performance criteria for performance-based awards and the maximum amounts payable under performance-based awards as set forth in Section 11 of the SIP. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). See “Tax Consequences.”

Certain provisions of the SIP are described below. The complete text of the SIP, marked to show the proposed amendment, is attached to this proxy statement as Appendix A.

Description of the SIP

Eligibility.    All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the SIP. Also eligible are nonemployee consultants and advisors to the Company.

Shares Reserved.    A total of 7,200,000 shares of Class A Common Stock have previously been approved for issuance under the SIP. The proposed amendment reserves an additional 5,000,000 shares of Class A Common Stock for purposes of the SIP.

Administration.    The SIP is administered by the Committee, which designates from time to time the individuals to whom awards are made under the SIP, the amount of any such award and the price and other terms and conditions of any such award. Subject to the provisions of the SIP, the Committee may adopt and amend rules and regulations relating to the administration of the SIP. Only the Board of Directors may amend, modify or terminate the SIP.

Term of the SIP.    The SIP will continue until all shares available for issuance under the SIP have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the SIP at any time.

Restricted Stock; Restricted Stock Units; Deferred Stock Units.    The SIP authorizes the Company to issue restricted stock, including restricted stock units (“RSUs”) and deferred stock units (“DSUs”), in such amounts, for such consideration, subject to such restrictions and on such terms as the Committee may determine. As of December 1, 2008, 234,116 shares were subject to outstanding RSUs granted to employees and 61,507 shares were subject to outstanding DSUs granted to nonemployee directors or credited to their accounts under the Deferred Compensation Plan.

Stock Options.    The Committee determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the times at which options may be exercised and whether the option is an Incentive Stock Option (“ISO”), as defined in Section 422 of the Code, or an option other than an ISO (a “Non-Statutory Stock Option” or “NSO”). If the option is an ISO, the option price cannot be less than the fair market value of the Class A Common Stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Class A Common Stock on the date of grant. If the option is an NSO, the option price may be any price determined by the Committee, although the Committee’s general practice is and has been to grant all NSOs with an exercise price of at least 100% of the fair market value of the Class A Common Stock on the date of grant. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. No monetary consideration is paid to the Company upon the granting of options. No employee may be granted options or stock appreciation rights under the SIP for more than 150,000 shares of Class A Common Stock in any calendar year. Approval by the shareholders of the proposal to amend the SIP shall constitute reapproval of this per employee annual limitation.

Options granted under the SIP generally continue in effect for the period fixed by the Committee, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years in the case of 10% shareholders. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Committee with respect to a NSO, are nontransferable except on death of a holder or pursuant to a qualified domestic relations order. Options may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment by reason of death, disability or retirement or 30 days following termination for any other reason. The SIP provides that the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash which may be the proceeds of a loan from the Company, or, with the consent of the Committee, in whole or in part, in shares of Class A Common Stock valued at fair market value, in restricted stock, in performance-based awards or other contingent awards denominated in either stock or cash, in deferred compensation credits, in promissory notes, or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the SIP for future option grants are reduced by the number of shares with respect to which the option is exercised. As of December 1, 2008, options for 504,953 shares were outstanding.

Stock Appreciation Rights.    Stock appreciation rights (“SARs”) may be granted under the SIP. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the SIP. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Class A Common Stock of the Company over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates. A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Class A Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Committee. The Committee may withdraw any SAR granted under the SIP at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the SIP.

Stock Bonus Awards.    The Committee may award Class A Common Stock of the Company as a stock bonus under the SIP. The Committee may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Committee at the time the stock is awarded. No stock bonuses have been granted under the SIP, other than the grant of 106,053 shares of stock in December 2008 to Mr. Carter pursuant to the terms of his amended employment agreement.

Cash Bonus Rights.    The Committee may grant cash bonus rights under the SIP in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded, and (iv) shares sold or previously sold under the SIP. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Committee but may in no event exceed 75%. Bonus rights granted in connection with stock bonuses or restricted stock purchases entitle the recipient to a cash bonus, in an amount determined by the Committee, at the time the stock is awarded or purchased, or at such time as any restrictions to which the stock is subject lapse. No bonus rights have been granted under the SIP.

Performance-Based Awards.    The Committee may grant performance-based awards denominated either in Class A Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Committee for the period covered by the award are met and the recipient satisfies any other restrictions established by the Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: economic value added (adjusted operating income less a capital charge), number of retail locations with positive economic value added, man hours per ton, net income, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, revenues, sales volume, production volume, gross margin, gross margin per ton (or other unit of weight or volume), operating income, operating income per ton (or other unit of weight or volume), income before income taxes, earnings before interest, taxes, depreciation and amortization (“EBITDA”), inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or Class A Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No participant may be granted in any fiscal year performance-based awards denominated in Class A Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 100,000 shares or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $2,000,000. Approval by the shareholders of the proposal to amend the SIP shall constitute reapproval of the performance criteria for performance-based awards and these limitations on grant limitations. The payment of a performance-based award in cash will not reduce the number of shares reserved under the SIP. As of December 1, 2008, the Company had outstanding performance-based awards pursuant to which a maximum of 617,294 shares of Class A Common Stock could be issued.

Changes in Capital Structure.    The SIP provides that if the outstanding Class A Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Committee in the number and kind of shares available for awards under the SIP. In addition, the Committee will make appropriate adjustments in outstanding options and SARs. In the event of dissolution of the Company or a merger, consolidation or SIP of exchange affecting the Company, in lieu of the foregoing treatment for options and SARs, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SARs in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and SARs shall immediately terminate.

Tax Consequences.    Certain options authorized to be granted under the SIP are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no regular income upon grant or exercise of the ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

Certain options authorized to be granted under the SIP will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is generally realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code and no Section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under Section 83(b) of the Code within 30 days after the original transfer. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the SIP generally will recognize income equal to the amount of any cash bonus paid at the time of receipt of that bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant.

On exercise of a SAR, the amount realized by the holder will, for federal tax purposes, be taxed as ordinary income, and the Company will generally be allowed to take a deduction for such amount. The SAR holder is subject to withholding on such income.

Section 162(m) of the Code, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or stock appreciation right and the SIP pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SAR may be granted. Approval of this proposal will constitute reapproval of the per-employee limit under the SIP. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Class A Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and SARs granted under the SIP in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the SIP meet certain requirements. One of these requirements is shareholder approval at least once every five years of the performance criteria upon which award payouts are based and the maximum amount payable under awards, both of which are set forth in Section 11 of the SIP. Approval of this proposal will constitute reapproval of the performance criteria and the maximum amount payable under the awards. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the SIP in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

SIP Benefits.    Information regarding RSUs and performance-based awards granted in fiscal 2008 to the named executive officers under the SIP is set forth in “Grants of Plan-Based Awards in Fiscal 2008” above. Information regarding DSUs granted in fiscal 2008 to nonemployee directors under the SIP is set forth in “Director Compensation” above. RSUs for a total of 43,868 shares, and performance-based awards for a maximum of 122,320 shares, were granted under the SIP in fiscal 2008 to all executive officers as a group. RSUs for a total of 30,725 shares were granted under the SIP in fiscal 2008 to employees who are not executive officers.

Vote Required to Amend the SIP.    Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the proposed SIP amendment. The SIP amendment will be approved if a majority of the votes of the holders present in person or represented by proxy and entitled to vote on the matter are cast in favor of the SIP amendment. Abstentions have the same effect as “no” votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on this proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the SIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED SIP AMENDMENT.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as independent auditors for the Company to audit the Company’s financial statements and internal control over financial reporting for the fiscal years ending August 31, 2007, 2008 and 2009. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were as follows:

	2008	2007
Audit Fees(1)	$1,637,136	$1,714,704
Audit Related Fees(2)	305,445	93,067
Tax Fees(3)	68,707	151,631

Total	$2,011,288	$1,959,402

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by the Company’s independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for accounting consultations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•

Received the report, and accepted the recommendations in the report, of the independent compliance consultant retained by the Company in connection with the settlement of the investigations by the DOJ and SEC into the Company’s past practice of making improper payments to the purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals. For more information about the independent investigation, including information regarding cooperation by the Company, including the Audit Committee, with the DOJ and the SEC and the Company’s settlement of the investigation on October 16, 2006, see “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.

•

Overseen the work of the Company’s Chief Compliance Officer and the implementation of the Company’s anti-corruption program as required by the settlement of the DOJ and SEC investigations, including implementation of the recommendations contained in the report of the independent compliance consultant.

AUDIT COMMITTEE

William D. Larsson, Chair

Robert S. Ball

Judith A. Johansen

Ralph R. Shaw

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2010 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 30, 2009 and no later than the close of business on October 30, 2009 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2010 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 19, 2009.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally or by telephone, email, facsimile or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

December 17, 2008

APPENDIX A

SCHNITZER STEEL INDUSTRIES, INC.

1993 STOCK INCENTIVE PLAN*

1. Purpose.    The purpose of this 1993 Stock Incentive Plan (the “Plan”) is to enable Schnitzer Steel Industries, Inc. (the “Company”) to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee consultants and advisors to the Company.

2. Shares Subject to the Plan.    Subject to adjustment as provided below and in paragraph 13, the shares to be offered under the Plan shall consist of Class A Common Stock of the Company, and the total number of shares of Class A Common Stock that may be issued under the Plan shall not exceed 12,200,000 [7,200,000] shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or performance-based award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option, stock appreciation right or performance-based award shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

(a) Effective Date.    The Plan shall become effective when adopted by the Board of Directors; provided, however, that prior to shareholder approval of the Plan, any awards shall be subject to and conditioned on approval of the Plan by a majority of the votes cast at a shareholders meeting at which a quorum is present. Options, stock appreciation rights and performance-based awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

(b) Duration.    The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance-based awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding performance-based awards, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.    The Plan shall be administered by a committee of the Board of Directors of the Company (the “Committee”), which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards, and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

5. Types of Awards; Eligibility.    The Committee may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in

*	NOTE: Matter that is bold and italics is new; matter in [brackets and italics] is to be deleted.

paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance-based awards as provided in paragraph 11 and (viii) grant foreign qualified awards as provided in paragraph 12. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Committee, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than 150,000 shares of Class A Common Stock in any calendar year.

6. Option Grants.

(a) General Rules Relating to Options.

(i) Terms of Grant.    The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Committee may provide that an optionee who exercised an option with Class A Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

(ii) Exercise of Options.    Except as provided in paragraph 6(a)(iv) or as determined by the Committee, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Committee, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

(iii) Nontransferability.    Except as provided below, each stock option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a Non-Statutory Stock Option to be on terms which permit transfer by the optionee to (A) the spouse, children or grandchildren of the optionee, including stepchildren and adopted children (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of Immediate Family Members, or (C) a partnership or limited liability company in which Immediate Family Members are the only partners or members, provided that (X) there may be no consideration for any transfer, (Y) the stock option agreement pursuant to which the options are granted or an amendment thereto must expressly provide for transferability in a manner consistent with this paragraph, and (Z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution.

Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 6(a)(v) and 13 the term “optionee” shall be deemed to refer to the transferee. The continued employment requirement of paragraph 6(a)(ii) and the events of termination of employment of paragraph 6(a)(iv) shall continue to be applied with respect to the original optionee, and following the termination of employment of the original optionee the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment, termination of employment, life or death of the optionee, shall continue to be applied with respect to the original optionee.

(iv) Termination of Employment or Service.

(A) General Rule.    Unless otherwise determined by the Committee, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability, death or retirement as provided in subparagraphs 6(a)(iv)(B), (C) and (D), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(B) Termination Because of Total Disability.    Unless otherwise determined by the Committee, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term “total disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

(C) Termination Because of Death.    Unless otherwise determined by the Committee, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(D) Termination Because of Retirement.    Unless otherwise determined by the Committee, in the event of the termination of employment or service because of (1) normal retirement after reaching age 65, (2) early retirement after reaching age 55 and completing 10 years of service, or (3) early retirement after completing 30 years of service without regard to age, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(E) Amendment of Exercise Period Applicable to Termination.    The Committee, at the time of grant or at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

(F) Failure to Exercise Option.    To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

(v) Purchase of Shares.    Unless the Committee determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee’s intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Committee, cash that may be the proceeds of a loan from the Company) or, with the consent of the Committee, in whole or in part, in Class A Common Stock of the Company valued at fair market value, restricted stock, performance-based awards or other contingent awards denominated in either stock or cash, deferred compensation credits, promissory notes and other forms of consideration. The fair market value of Class A Common Stock provided in payment of the purchase price shall be the closing price of the Class A Common Stock as reported in The Wall Street Journal on the trading day preceding the date the option is exercised, or such other reported value of the Class A Common Stock as shall be specified by the Committee. No shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Class A Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

(b) Incentive Stock Options.    Incentive Stock Options shall be subject to the following additional terms and conditions:

(i) Limitation on Amount of Grants.    No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

(ii) Limitations on Grants to 10 Percent Shareholders.    An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Class A Common Stock subject to the option on the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(iii) Duration of Options.    Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(iv) Option Price.    The option price per share shall be determined by the Committee at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Class A Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Class A Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Class A Common Stock as shall be specified by the Committee.

(v) Limitation on Time of Grant.    No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

(vi) Conversion of Incentive Stock Options.    The Committee may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

(c) Non-Statutory Stock Options.    Non-Statutory Stock Options shall be subject to the following additional terms and conditions:

(i) Option Price.    The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant and may be any amount determined by the Committee.

(ii) Duration of Options.    Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee.

7. Stock Bonuses.    The Committee may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Committee, a recipient may deliver Class A Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8. Restricted Stock.    The Committee may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Committee. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Committee. All Class A Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares shall bear any legends required by the Committee. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Class A Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

9. Stock Appreciation Rights.

(a) Grant.    Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes.

(b) Exercise.

(i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class A Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Class A Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Class A Common Stock valued at fair market value, in cash, or partly in Class A Common Stock and partly in cash, all as determined by the Committee.

(ii) A stock appreciation right shall be exercisable only at the time or times established by the Committee. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (3) upon exercise of the option, the related stock appreciation right or portion thereof terminates.

(iii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(iv) For purposes of this paragraph 9, the fair market value of the Class A Common Stock shall be the closing price of the Class A Common Stock as reported in The Wall Street Journal, or such other reported value of the Class A Common Stock as shall be specified by the Committee, on the trading day preceding the date the stock appreciation right is exercised.

(v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Committee shall determine, the number of shares may be rounded downward to the next whole share.

(vi) Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

(vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Committee a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Class A Common Stock to the Company to satisfy the withholding amount.

(viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan.

10. Cash Bonus Rights.

(a) Grant.    The Committee may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Committee may prescribe. Unless otherwise determined by the Committee, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The payment of a cash bonus shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan.

(b) Cash Bonus Rights in Connection With Options.    A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Committee but shall in no event exceed 75 percent.

(c) Cash Bonus Rights in Connection With Stock Bonus.    A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Committee.

(d) Cash Bonus Rights in Connection With Stock Purchases.    A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount and timing of payment of a cash bonus shall be determined by the Committee.

(e) Taxes.    The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

11. Performance-Based Awards.    The Committee may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder. Performance-based awards shall be denominated at the time of grant either in Class A Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in Class A Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based awards shall be subject to the following terms and conditions:

(a) Award Period.    The Committee shall determine the period of time for which a Performance-based award is made (the “Award Period”).

(b) Performance Goals and Payment.    The Committee shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the performance-based award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: economic value added (adjusted operating income less a capital charge), number of retail locations with positive economic value added, man hours per ton, net income, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, revenues, sales volume, production volume, gross margin, gross margin per ton (or other unit of weight or volume), operating income, operating income per ton (or other unit of weight or volume), income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a performance-based award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to paragraph 11(d)). The Committee may establish other restrictions to payment under a performance-based award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

(c) Computation of Payment.    During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a performance-based award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the performance-based award.

(d) Maximum Awards.    No participant may be granted in any fiscal year Stock Performance Awards under which the maximum aggregate amount payable under the Awards exceeds the equivalent of 100,000 shares of Common Stock or Dollar Performance Awards under which the maximum aggregate amount payable under the Awards exceeds $2,000,000.

(e) Tax Withholding.    Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law. With the consent of the Committee, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Class A Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

(f) Effect on Shares Available.    The payment of a performance-based award in cash shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

12. Foreign Qualified Grants.    Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Committee may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

13. Changes in Capital Structure.    If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for awards under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options and stock appreciation rights as provided above in this paragraph 13 or in lieu of having the options and stock appreciation rights continue unchanged, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and stock appreciation rights in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

14. Corporate Mergers, Acquisitions, etc.    The Committee may also grant options, stock appreciation rights, performance-based awards, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance-based awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

15. Amendment of Plan.    The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

16. Approvals.    The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Class A Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

17. Employment and Service Rights.    Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

18. Rights as a Shareholder.    The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Class A Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, January 28, 2009

8:00 a.m.

Multnomah Athletic Club

1849 SW Salmon Street

Portland, Oregon 97205

Schnitzer Steel Industries, Inc. P.O. Box 10047 Portland, Oregon 97296-0047	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 28, 2009.

The shares of stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” the proposal in Item 2.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 27, 2009.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/schn — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 27, 2009.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Schnitzer Steel Industries, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

    Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01	Robert S. Ball	04	Jean S. Reynolds	☐	Vote FOR	☐	Vote WITHHELD
		02	John D. Carter	05	Tamara L. Lundgren		all nominees		from all nominees
		03	Kenneth M. Novack				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of proposed amendment to the 1993 Stock Incentive Plan.					☐	For ☐	Against	☐ Abstain

3.	The proxies may vote in their discretion as to other matters which may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box		☐	Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.